UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

Notice of Annual Meeting of Stockholders to be Held
on June 11, 2007

The Annual Meeting of Stockholders of Staples, Inc. will be held at the Four Seasons Hotel, 1435 Brickell Avenue, Miami, Florida, on June 11, 2007 at 4:00 p.m., local time, to consider and act upon the following matters:

(1)         To elect ten members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

(2)         To approve an amendment to Staples’ by-laws to change the voting standard for election of directors in uncontested elections from plurality to majority.

(3)         To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.

(4)         To act on one shareholder proposal expected to come before the meeting.

(5)         To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 17, 2007 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

By Order of the Board of Directors,

Jack A. VanWoerkom, Corporate Secretary
Framingham, Massachusetts
May 3, 2007

It is important that your shares be represented at the meeting. Therefore, whether or not you expect to attend the meeting, please submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the questions and answers beginning on the first page of thE proxy statement and the instructions on the enclosed proxy card.

“Street name” holders who plan to attend the meeting will need to bring a copy of a brokerage statement reflecting stock ownership in Staples, Inc. as of the record date.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 11, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. (“We,” “Staples” or the “Company”) for use at the Annual Meeting of Stockholders to be held on June 11, 2007 beginning at 4:00 p.m., local time, at the Four Seasons Hotel, 1435 Brickell Avenue, Miami, Florida, and at any adjournment or postponement of that meeting. An annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 (the “2006 fiscal year”) and other information required by the rules of the Securities and Exchange Commission, is being mailed to stockholders, along with these proxy materials, on or about May 3, 2007.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of a by-law amendment to change the voting standard for election of directors in uncontested elections from plurality to majority, ratification of our independent registered public accounting firm, consideration of one shareholder proposal and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 17, 2007, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and all votes will be confidential.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 717,244,081 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) for the election of all director nominees (and any substitute nominees selected by our Board of Directors if any present nominees should withdraw) and Proposals 2 and 3, (2) against the shareholder proposal and (3) in the discretion of the persons named as proxies as to all other matters which may be properly presented at the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or broker will send you directions on how to vote those shares. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I submit a proxy over the Internet or by telephone?

If you are a registered stockholder (where you hold your stock in your own name), you may submit a proxy over the Internet by following the instructions at http://www.proxyvoting.com/spls or by telephone by calling 1-866-540-5760. Proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.

Can I change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve each matter?

Election of Directors.   The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. A properly executed proxy marked “WITHHOLD ALL” or “WITHHOLD AUTHORITY” with respect to the election of one or more directors, and any broker non-votes, will not be counted as votes cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

By-law Amendment for Majority Voting.   The affirmative vote of the holders of shares of our common stock representing a majority of the outstanding shares of our common stock entitled to vote on the matter is required for the approval of the by-law amendment to change the voting standard for election of directors in uncontested elections from plurality to majority. A properly executed proxy marked “ABSTAIN” with respect to the by-law amendment, and any broker non-votes, will not be counted as votes cast on such matter, although they will be counted for purposes of determining whether there is a quorum. An abstention on this matter, however, is not an affirmative vote and will have the same effect as a vote against this matter.

Independent Registered Public Accounting Firm.   The affirmative vote of the holders of shares of our common stock representing a majority of the shares of our common stock voting on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. A properly executed proxy marked “ABSTAIN” with respect to our independent registered public accounting firm, and any broker non-votes, will not be counted as votes cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Shareholder Proposal.   The affirmative vote of the holders of shares of our common stock representing a majority of the shares of our common stock voting on the matter is required for the approval of the non-binding shareholder proposal described in this proxy statement. A properly executed proxy marked “ABSTAIN” with respect to the shareholder proposal, and any broker non-votes, will not be counted as votes cast on such matter, although they will be counted for purposes of determining whether there is a quorum. Because the shareholder proposal presents a non-binding resolution, we will not be required to take the requested action if the proposal is approved, although we will reevaluate our recommendation concerning the proposal if it is approved.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

Solicitation

All costs of soliciting proxies will be borne by us. We have engaged Mellon Investor Services LLC to serve as the independent inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost anticipated not to exceed $15,000, plus expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Shareholder Proposals

If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2007 Annual Meeting of Stockholders and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give advance written notice to us by the close of business on April 12, 2007, in accordance with our by-laws. If a stockholder gives notice of such a proposal or nomination after the April 12, 2007 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the Annual Meeting. The stockholder’s written notice must contain the information specified in our by-laws and be sent to our Corporate Secretary at 500 Staples Drive, Framingham, Massachusetts 01702.

Stockholders who intend to present proposals at the 2008 Annual Meeting of Stockholders and desire to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary at 500 Staples Drive, Framingham, Massachusetts 01702. Such stockholder proposals must be received at our principal corporate offices in Framingham, Massachusetts at the address set forth in the preceding sentence not later than January 3, 2008 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders.

If a stockholder wishes to present a proposal or nomination at our 2008 Annual Meeting of Stockholders and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give advance notice to us in accordance with our by-laws, as further described below. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For the 2008 Annual Meeting of Stockholders, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not less than 60 nor more than 90 days prior to the 2008 Annual Meeting of Stockholders; provided, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, our by-laws provide that notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice or prior public disclosure of the date of the 2008 Annual Meeting of Stockholders is given or made, whichever occurs first. The stockholder’s written notice must also contain the information specified in our by-laws.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write or call our Corporate Secretary at the following address or phone number: 500 Staples Drive, Framingham, Massachusetts 01702, telephone (508) 253-5000. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Shareholder Communications

If you received your annual meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your stockholder communications via e-mail. To sign up for electronic delivery:

•       If you are a registered holder (you hold your Staples shares in your own name through our transfer agent, Mellon Investor Services), visit www.melloninvestor.com/isd to enroll.

•       If you are a beneficial holder (your shares are held by a brokerage firm, a bank or other nominee), visit www.proxyvote.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (800) 468-7751.

Beneficial Ownership of Common Stock

The following table sets forth the beneficial ownership of our common stock held as of April 17, 2007 (1) by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock, (2) by each current director and nominee for director, (3) by each of the named executive officers listed in the Summary Compensation Table for 2006 Fiscal Year included elsewhere in this proxy statement, and (4) by all current directors, nominees for director and executive officers as a group:

Name of beneficial owner	Number of shares beneficially owned (1)		Shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders
FMR Corp.	73,017,295	(4)	0	10.18%
82 Devonshire Street
Boston, MA 02109
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	171,346		389,250	*
Brenda C. Barnes	16,800		73,125	*
Arthur M. Blank	174,800		72,000	*
Mary Elizabeth Burton	31,350		153,000	*
Gary L. Crittenden	10,800		37,125	*
Joseph G. Doody	213,551		390,482	*
John J. Mahoney	200,385		986,874	*
Michael A. Miles	289,308		375,000	*
Rowland T. Moriarty	310,823	(5)	164,250	*
Robert C. Nakasone	358,862	(6)	164,250	*
Demos Parneros	228,666		400,536	*
Ronald L. Sargent	1,567,150	(7)	4,397,187	*
Martin Trust	606,296	(8)	164,250	*
Vijay Vishwanath	0	(9)	0	*
Paul F. Walsh	121,699	(10)	164,250	*
All current directors, nominees for director and executive officers as a group (17 persons)	4,405,309		8,189,287	1.73%

*                    Less than 1%

(1)          Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Does not reflect the number of shares issuable upon the exercise of stock options available on April 17, 2007 or within 60 days thereafter.

(2)          Reflects the number of shares issuable upon the exercise of stock options available on April 17, 2007 or within 60 days thereafter.

(3)          Number of shares deemed outstanding includes 717,244,081 shares of our common stock outstanding as of April 17, 2007 and any options for shares that are exercisable by such beneficial owner on April 17, 2007 or within 60 days thereafter.

(4)          Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 68,618,917 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (“Johnson”), chairman of FMR, and FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 68,618,917 shares owned by the Fidelity Funds. Members of the Johnson family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank with offices at 82 Devonshire Street, Boston, MA 02109, is the beneficial owner of 47,400 shares as a result of its serving as investment manager of institutional account(s). Johnson and FMR, through its control of FMTC, each has sole dispositive power over 47,400 shares and sole power to vote or to direct the voting of 47,400 shares owned by institutional account(s) described above. Strategic Advisers, Inc. (“SA”), a wholly-owned subsidiary of FMR and an investment adviser with offices at 82 Devonshire Street, Boston, MA 02109, provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 25,563 shares beneficially owned through SA. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser with offices at 53 State Street, Boston, MA 02109, is the beneficial owner of 463,742 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 463,742 shares and sole power to vote or to direct the voting of 463,742 shares owned by institutional accounts or funds advised by PGALLC described above. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank with offices at 53 State Street, Boston, MA 02109, is the beneficial owner of 2,003,773 shares as a result of its serving as investment manager of institutional accounts owning such shares. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 2,003,773 shares and sole power to vote or to direct the voting of 2,003,773 shares owned by institutional accounts managed by PGATC described above. Fidelity International Limited (“FIL”), with offices at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution, is the beneficial owner of 1,857,900 shares. Partnerships controlled predominantly by members of the Johnson family, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are of the view that they are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FIL has sole dispositive power over 1,857,900 shares owned by International Fidelity Funds. FIL has sole power to vote or direct the voting of 1,686,500 shares and no power to vote or direct the voting of 171,400 shares held by the International Fidelity Funds. This is based on FMR’s Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007.

(5)          Includes 35,235 shares owned by Mr. Moriarty’s children, of which Mr. Moriarty disclaims beneficial ownership, and 82,500 shares owned by Mr. Moriarty’s wife.

(6)          Includes 229,806 shares owned by NAK Staples GRAT LLC and 93,280 shares owned by Nakasone Capital LLC.

(7)          Includes 20,000 shares owned by Sargent Charitable Fund of which Mr. Sargent disclaims beneficial ownership.

(8)          Includes 142,984 shares owned by M. Trust FL Intangible Tax Trust and 108,433 shares owned by M. Trust 2005 GRAT. Also includes 1,462 shares owned by Trust Family Foundation, 25,624 shares owned by Diane Trust and  36,204 shares owned by 1999 MTDT Descendants’ Trust, all of which Mr. Trust disclaims beneficial ownership.

(9)          Mr. Vishwanath was elected to our Board of Directors on March 23, 2007.

(10) Includes 247 shares held by Paul F. Walsh, IRA.

PROPOSAL 1 — ELECTION OF DIRECTORS

The members of our Board of Directors are elected for a term of office to expire at the next annual meeting of stockholders (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect, the persons named in the enclosed proxy will, upon receipt of a properly executed proxy, vote to elect Basil L. Anderson, Arthur M. Blank, Mary Elizabeth Burton, Gary L. Crittenden, Rowland T. Moriarty, Robert C. Nakasone, Ronald L. Sargent, Martin Trust, Vijay Vishwanath and Paul F. Walsh as directors for a term expiring at the 2008 Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees is currently a member of our Board of Directors. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board of Directors.

Set forth below are the names and certain information with respect to each of the nominees to serve as a director of Staples.

Served as a Director Since
Basil L. Anderson, age 62
A Vice Chairman of Staples from September 2001 until his retirement in March 2006. Prior to joining Staples, Mr. Anderson served as Executive Vice President — Finance and Chief Financial Officer of Campbell Soup Company, a food products maker, from 1996 to 2001. Mr. Anderson is also a director of Hasbro, Inc., CRA International, Inc., Becton, Dickinson and Company, and Moody’s Corporation.	1997
Arthur M. Blank, age 64

Owner and Chief Executive Officer of the Atlanta Falcons, a National Football League team, since February 2002. Mr. Blank has also been the Chief Executive Officer of the Georgia Force Football Club, LLC, owner of the Georgia Force Arena Football League team, since it was founded in 2004. Mr. Blank has also been Chairman, President and Chief Executive Officer of AMB Group, LLC, a business management company, since February 2001. Mr. Blank is a co-founder of The Home Depot, Inc., a home improvement retailer, and served as its President from 1978 to 2000, a director from 1978 to 2001, and Co-Chairman of the Board from 2000 until his retirement in May 2001.

2001
Mary Elizabeth Burton, age 55
President and Chief Executive Officer of Zale Corporation, a specialty jewelry retailer, since July 2006 and Chief Executive Officer of Zale Corporation since February 2006. Ms. Burton has been the Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company, since 1992. Ms. Burton is also a director of Zale Corporation, Rent-A-Center, Inc. and also served as a director of Aeropostale, Inc. through June 20, 2007.	1993
Gary L. Crittenden, age 53
Chief Financial Officer of Citigroup, Inc., a financial services company, since March 2007. Prior to that, Mr. Crittenden served as Executive Vice President and Chief Financial Officer of American Express Company, a payments, network and travel company, from June 2000 to February 2007.	2004

Rowland T. Moriarty, age 60
Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002. Formerly, Dr. Moriarty was Professor of Business Administration at Harvard Business School. He is also a director of Wright Express Corporation.	1986
Robert C. Nakasone, age 59
Chief Executive Officer of NAK Enterprises, L.L.C., a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys “R” Us, Inc., a retail store chain, from 1998 to 1999 and in other positions at the company from 1985 to 1998. Mr. Nakasone is also a director of eFunds Corporation and Hormel Foods Corporation.	1986
Ronald L. Sargent, age 51
Chief Executive Officer of Staples since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various capacities at Staples since joining the company in 1989. Mr. Sargent is also a director of The Kroger Co. and Mattel, Inc.	1999
Martin Trust, age 72
Owner and Chief Executive Officer of Samtex (USA), Inc., a holding company engaged in the production of apparel and textile products, since October 2003. Prior to that, Mr. Trust was Senior Advisor to Limited Brands, a retailer of apparel and personal care products, from August 2001 to October 2003.	1987
Vijay Vishwanath, age 47

Partner at Bain & Company, a management consulting firm, since 1993. Mr. Vishwanath first joined Bain in 1986 and leads its consumer products practice. Prior to joining Bain, Mr. Vishwanath worked at Procter & Gamble.

March 2007
Paul F. Walsh, age 57
Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company, since September 2002. Prior to joining eFunds, Mr. Walsh was Chairman and CEO of Clareon Corporation, an electronic payments provider, from March 2000 to September 2002.	1990

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

PROPOSAL 2 — APPROVAL OF BY-LAW AMENDMENT TO CHANGE THE VOTING STANDARD FOR
ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS FROM PLURALITY TO MAJORITY.

Our Board of Directors has determined that it is in the best interest of Staples and our stockholders to adopt a majority vote standard in uncontested elections for directors and recommends that you vote to approve the by-law amendment implementing this standard.

Under our by-laws, directors are currently elected by a plurality vote, that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority of votes cast, including votes withheld. Recently and increasingly, stockholders of many public companies have urged their boards of directors to change the voting standard relating to the election of directors from a traditional plurality standard to one that would require that a director be elected only if he or she receives a majority of the votes cast in favor of the election. When our investors initially proposed a majority vote standard, we had concerns about implementing an untested standard where the potential legal and other implications were not well understood. Our Board also considered the impact of the “holdover” rule under Delaware law on companies incorporated in Delaware, such as Staples, whether directors are elected by plurality or majority vote. Under Delaware law, if an incumbent director is not re-elected at an annual meeting of stockholders, the incumbent director continues to serve in office as a “holdover” director until his or her successor is elected, subject to his or her earlier death, resignation or removal.

To address our investors’ concerns within the context of the Delaware “holdover” rule, in March 2006, we adopted changes to our Corporate Governance Guidelines to provide that any director nominee in an uncontested election who receives more votes “withheld” than “for” will tender his or her resignation, which must then be accepted or rejected by our Board within 90 days of its delivery. Under our by-laws, directors continue to be elected by a plurality vote. However, under our Corporate Governance Guidelines, any director who does not receive a majority of the votes cast must offer to resign, and our Board must determine, consistent with its fiduciary duties, whether accepting or rejecting the resignation would be in the best interest of Staples and its stockholders. Our Board has the ability to consider a variety of factors, including applicable legal and regulatory requirements, in making its determination.

Our Board has continued to monitor developments in corporate governance as the practices surrounding the majority vote standard have evolved. As the investor community has focused on this issue, the legal and other potential consequences of adopting a majority vote standard have been reviewed more closely. A number of public companies incorporated in Delaware have adopted some form of majority vote standard and there is now more experience, knowledge and examples of how it can be implemented. Our Board has continued to evaluate the merits, risks and uncertainties relating to a majority vote standard and, after careful consideration, believes it is now in the best interest of Staples and our stockholders to strengthen the approach initially adopted by Staples by amending our by-laws to provide for a majority vote standard.

We propose to amend our by-laws to provide that a director in an uncontested election will only be elected if he or she receives more votes “for” than votes “against.” In a contested election, which is defined in our proposed by-law amendment as an election where (1) a stockholder has nominated a person for election to our Board of Directors in accordance with our advance notice by-law provision and (2) such nomination has not been withdrawn on or before the tenth business day before we mail our notice of meeting to our stockholders, the voting standard would continue to be a plurality of votes cast. The text of the proposed by-law amendment is attached as Appendix A to this proxy statement, with deletions indicated by strikethroughs and additions indicated by underlining.

If this proposal is approved by our stockholders, conforming changes to our Corporate Governance Guidelines previously approved by our Board will also become effective. Our Corporate Governance Guidelines, as revised, will provide that an incumbent director who does not receive more votes “for” than “against” in an uncontested election of directors will promptly offer to tender his or her resignation. Our Board would then need to decide whether to accept or reject the resignation in a process similar to the one our Board currently uses pursuant to the existing director resignation policy. Also, if this proposal is approved by our stockholders, Board approved amendments to the advance notice provisions of our by-laws that are designed to address certain procedural and timing matters relating to the adoption of a majority vote standard will become effective.

The proposed by-law amendment must be approved by the affirmative vote of a majority of the shares of our common stock issued, outstanding and entitled to vote. If our stockholders approve this proposal, the by-law amendment will become effective on the date of our 2007 Annual Meeting and the majority vote standard would be applicable to any uncontested election of directors following our 2007 Annual Meeting. If the proposed by-law amendment is approved by our stockholders, it may only be removed or amended by a subsequent vote of our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE BY-LAW AMENDMENT TO CHANGE THE VOTING STANDARD FOR ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS FROM PLURALITY TO MAJORITY.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditors since our inception. Although stockholder approval of the Audit Committee’s selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

PROPOSAL 4 — SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

We have been advised that the following non-binding shareholder proposal will be presented at the Annual Meeting. The proposal will be voted on at the Annual Meeting if the proponent, or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the shareholder proposal is our statement in opposition. We will provide promptly to stockholders the name, address and number of shares of our voting securities held by the proponent upon receiving an oral or written request.

FOR THE REASONS SET FORTH BELOW IN OUR BOARD’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

The text of the shareholder proposal and supporting statement appear below as received by us and Staples assumes no responsibility for its content or accuracy.

— Beginning of Shareholder Proposal

4 — Adopt Simple Majority Vote

RESOLVED:   Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 sponsors this proposal.

This topic won a 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 67%-vote on certain key governance issues, if our vote is 66%-yes and only 1%-no — only 1% could force their will on our 66%-majority.

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•       The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company “High Concern” in Board Composition.

•       There are too many active CEOs on our board with 7 — Over-commitment concern.

•       Four of our directors served on 4 or 5 boards each — Over-commitment concern again.

Ms. Burton

Mr. Sargent

Mr. Anderson

Mr. Moriarty

•       Two of our directors were designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense — which is now required:

Ms. Burton

Ms. Barnes

•       We had no Independent Chairman — Independent oversight concern.

•       Plus our Lead Director, Mr. Trust, may not have been the best qualified person to be lead director with his 19-years director tenure — Independence concern.

•       $13 million CEO pay in a year.

•       Our Audit Committee chairman, Mr. Walsh had 16-years director tenure — Independence concern.

•       Plus our Nomination Committee chairman, Mr. Nakasone had 20-years tenure — Independence concern.

•       We would have to marshal a 67% shareholder vote to make certain key governance improvements — Entrenchment concern.

•       Cumulative voting was not allowed.

•       We had no right to act by written consent.

•       We had no right to call a special meeting.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Adopt Simple Majority Vote
Yes on 4

— End of Shareholder Proposal

Board’s Statement in Opposition

Under our existing governance documents, a “simple majority vote” already applies to all but a few matters submitted for stockholder approval. For certain significant corporate events, however, we must obtain the approval of a larger group of our stockholders. Our certificate of incorporation provides that holders of at least two thirds of our outstanding voting stock must approve the sale of all or substantially all of Staples’ assets, Staples’ merger with another entity or Staples’ dissolution. The same two thirds vote is required to amend or repeal the relevant provisions of our certificate of incorporation.

Our Board of Directors believes that our limited two thirds vote requirement is reasonable and, like similar provisions in the governance documents of many public companies, will help to preserve and maximize value for all stockholders. The sale, merger or dissolution of Staples would not be a routine event. It would constitute an extraordinary transaction that likely would have a significant impact on all of our stockholders. If the shareholder proposal is implemented, it may be possible for a few large stockholders whose interests diverge from those of our other stockholders to approve an extraordinary transaction that is not in the best interests of Staples and that is opposed by nearly half of our stockholders. Our Board of Directors believes that such significant corporate events should have the support of a broad consensus of our stockholders rather than a simple majority. Our limited two thirds vote requirement also encourages potential acquirors of Staples to negotiate directly with our Board of Directors. This helps to ensure that adequate consideration is given to the interests of all of our stockholders and better enables our Board of Directors to protect stockholders against abusive tactics during a takeover process.

Our Board of Directors believes that our limited two-thirds vote requirement continues to be in the best interests of Staples and our stockholders by ensuring that a sale, merger or dissolution of Staples is supported by a broad consensus of our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

CORPORATE GOVERNANCE

We have, since our founding, sought to follow best practices in corporate governance in a manner that is in the best interest of our business and stockholders. You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines, committee charters, Corporate Political Contributions Policy Statement and Code of Ethics at www.staples.com in the Corporate Governance section of the About Staples webpage. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, Securities and Exchange Commission and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. We have discussed many features of our corporate governance principles in other sections of this proxy statement. Some of the highlights are:

•       Committee Independence. All members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors, and none of such members receives compensation from us other than for service on our Board of Directors or its committees.

•       Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next annual meeting of stockholders (subject to the election and qualification of their successors).

•       Majority Voting. At this year’s Annual Meeting, our Board of Directors is proposing, and recommending that our stockholders approve, an amendment to our by-laws providing for a majority voting standard in uncontested director elections. If the by-law amendment is approved by our stockholders, certain conforming amendments to the director resignation policy set forth in our Corporate Governance Guidelines would become effective. Our Corporate Governance Guidelines currently provide that any uncontested director nominee receiving a majority of votes “withheld” from his or her election must tender his or her resignation from our Board. This resignation policy would be amended to apply to uncontested incumbent director nominees receiving a majority of votes “against” his or her election. The policy would continue to provide that our Board will respond to the resignation offer within 90 days following the applicable stockholder vote. Such response may range from accepting the resignation offer, to maintaining such director but addressing what our Board believes to be the underlying cause of the votes against such director, to resolving that such director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that our Board determines to be in the best interest of Staples and our stockholders. Our Board will consider all factors it deems relevant, such as any stated reasons why stockholders voted against such director, any alternatives for curing the underlying cause of the votes against such director, the length of service and qualifications of such director, such director’s past and expected future contributions to Staples, our Corporate Governance Guidelines and the overall composition of our Board (including whether accepting the resignation would cause Staples to not satisfy any applicable Securities and Exchange Commission, NASDAQ Stock Market or other legal requirements). We will promptly publicly disclose our Board’s decision regarding such director’s resignation offer.

•       No Shareholder Rights Plan. We do not currently have a shareholder rights plan in effect and are not considering adopting one. In response to our stockholders’ request, our Board adopted a shareholder rights plan policy under which we will only adopt a shareholder rights plan if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

•       Political Contributions. Our Corporate Political Contributions Policy Statement sets forth basic principles that, together with our Code of Ethics and other policies and procedures, guide our approach to corporate political contributions. As indicated in the policy statement, we will make available on our website an annual report of monetary political contributions using corporate funds.

•       Lead Director and Required Meetings of Independent Directors. We have a Lead Director, currently Martin Trust and following our Board’s next regularly scheduled meeting, Arthur M. Blank, who is independent and is responsible for (1) assuring that at least two meetings of independent directors are held each year, (2) facilitating communications between other independent directors and the Chairman of the Board and Chief Executive Officer, (3) chairing the annual performance review of our Chief Executive Officer and (4) consulting with the Chairman of the Board and Chief Executive Officer on matters relating to corporate governance and board performance. The Lead Director is elected by our independent directors, upon the recommendation of the Nominating and Corporate Governance Committee. Our independent directors held separate meetings following each regularly scheduled meeting of our Board during 2006 and we expect they will continue to do so in subsequent years.

•       Audit Committee Policies and Procedures. Under its charter, the Audit Committee’s prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In addition, the Audit Committee has caused us to adopt policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Audit Committee’s approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

•       Audit Committee Financial Expert. Our Board has determined that Mr. Crittenden, an independent director, is an audit committee financial expert under the rules of the Securities and Exchange Commission.

•       Committee Authority. Each of the Audit, Compensation, Nominating and Corporate Governance, and Finance Committees has the authority to retain independent advisors, with all fees and expenses to be paid by us.

•       Stock Ownership Guidelines. Our stock ownership guidelines require non-management members of our Board to own a minimum level of equity in Staples worth at least four times the annual Board cash retainer (currently $50,000), or $200,000. These guidelines also require minimum equity ownership levels for the named executive officers listed in this proxy statement, including our Chief Executive Officer, who must own equity in Staples worth at least five times his annual salary.

Our Chairman of the Board of Directors and executive officers are elected annually by our Board of Directors and serve in such capacities at the discretion of our Board.

Paul F. Walsh was the Chief Executive Officer of Clareon Corporation, a privately held electronic payments provider, from March 2000 to September 2002. In October 2002, to facilitate its acquisition by Fleet Boston Corp., Clareon Corporation filed for Chapter 11 bankruptcy protection.

On March 6, 2007, Brenda C. Barnes advised our Board of Directors that, due to other commitments, she will not be standing for re-election to our Board at our 2007 Annual Meeting of Stockholders. As a result, our Board waived the retirement age guideline set forth in our Corporate Governance Guidelines for Martin Trust and requested that Mr. Trust continue to serve as a director for an additional one-year term.

Director Independence

Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors are independent. Our Corporate Governance Guidelines provide that directors are “independent” if they (1) meet the definition of “independent director” under the NASDAQ listing standards (subject to any further qualifications required of specific committee members under the NASDAQ listing standards) and (2) in our Board’s judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee reviews the standards for independence set forth in our Corporate Governance Guidelines periodically and recommends changes as appropriate for consideration and approval by our Board of Directors.

In accordance with our Corporate Governance Guidelines, our Board has determined that all of our directors are independent except Mr. Sargent, who is employed as our Chief Executive Officer, and Mr. Anderson, who was employed as our Vice Chairman from September 2001 until his retirement in March 2006. Our independent directors also included Richard J. Currie, who retired from our Board of Directors at our 2006 Annual Meeting of Stockholders. In determining which of our directors are currently independent, our Board considered all the available relevant facts and circumstances, including the following:

•       Neither Staples nor any of our subsidiaries has employed or otherwise compensated the independent directors other than for service on our Board and its committees during the past three years.

•       We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors during the past three years.

•       None of the independent directors or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

•       None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors or their family members during the past three years.

•       No family relationships exist between any of our directors, nominees for director or executive officers.

•       During the past three years, we have had business relationships involving the purchase or sale of products or services with the following companies at which certain of our independent directors serve, or during the last completed fiscal year served, as executive officers, partners or directors: AMB Group, LLC; American Express Company; Atlanta Falcons; Bain & Company; Becton, Dickinson and Company; Citigroup, Inc.; CRA International, Inc.; eFunds Corporation; Georgia Force Football Club, LLC; Rent-A-Center, Inc. In each instance, the relevant director did not participate in the negotiation of the transaction and the applicable products or services were provided on arm’s length terms and conditions and in the ordinary course of each company’s business. Also, payments for products or services made during each of our 2007 (to date), 2006, 2005 and 2004 fiscal years between Staples and each of the relevant companies did not exceed 5% of the recipient’s consolidated gross revenues for such year and otherwise were not of an amount or nature to interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings and Committees of our Board

Our Board of Directors held four regularly scheduled meetings and three telephonic special meetings during our 2006 fiscal year. The number of meetings held by each of the committees of our Board of Directors during our 2006 fiscal year is set forth below. During our 2006 fiscal year, each incumbent director other than Mr. Blank attended at least 75% of the total of the number of Board meetings held while a director plus the number of committee meetings held while a member of such committee. Our Corporate Governance Guidelines provide that directors are encouraged to attend the Annual Meeting of Stockholders. Seven directors attended our 2006 Annual Meeting of Stockholders.

Our Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. Each of our Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the About Staples webpage.

Committee membership as of April 17, 2007 was as follows:

Audit Committee	Compensation Committee
Gary L. Crittenden, Chairperson	Brenda C. Barnes, Chairperson
Mary Elizabeth Burton	Arthur M. Blank
Paul F. Walsh	Mary Elizabeth Burton
Nominating and Corporate Governance Committee	Finance Committee
Robert C. Nakasone, Chairperson	Rowland T. Moriarty, Chairperson
Rowland T. Moriarty	Basil L. Anderson
Martin Trust	Gary L. Crittenden
Paul F. Walsh
Executive Committee
Ronald L. Sargent, Chairperson
Rowland T. Moriarty
Robert C. Nakasone
Martin Trust

Audit Committee

The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements; the integrity of our financial statements; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and our independent registered public accounting firm through receipt and consideration of certain reports from our independent registered public accounting firm. In addition, the Audit Committee discusses our risk management policies and reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report required under the rules of the Securities and Exchange Commission, which is included elsewhere in this proxy statement. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market. The Audit Committee met five times in person and four times by telephone during our 2006 fiscal year.

Compensation Committee

The Compensation Committee’s responsibilities include setting the compensation levels of directors and executive officers, including our Chief Executive Officer, reviewing and providing recommendations to our Board regarding compensation programs, administering our equity incentive, stock purchase and other employee benefit plans and authorizing option and restricted stock grants under our stock incentive plans. The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Compensation Committee met four times in person during our 2006 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for our Chief Executive Officer. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Corporate Governance Guidelines and to assist our Board in complying with them. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board and our Chief Executive Officer, reviews and resolves conflict of interest situations, reviews and approves related party transactions and, if necessary, other than with respect to executive officers and directors, grants waivers to our Code of Ethics. The Nominating and Corporate Governance Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met four times in person and one time by telephone during our 2006 fiscal year.

Finance Committee

The Finance Committee’s responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to (1) capital structure and capital policies, (2) events and actions that would or could impact capital structure, (3) borrowing practices and (4) debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Finance Committee met twice in person and once by telephone during our 2006 fiscal year.

Executive Committee

The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee. The Executive Committee did not meet during our 2006 fiscal year.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the retail industry, the office products market, finance, accounting, marketing, technology, international business and other knowledge needed on our Board. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Vijay Vishwanath, a director nominee, joined our Board in March 2007 and was identified as a potential candidate for our Board by our Chief Executive Officer, who recommended that Mr. Vishwanath be considered by the Nominating and Corporate Governance Committee. After personal interviews with each member of the Nominating and Corporate Governance Committee and consideration of his background, the Nominating and Corporate Governance Committee recommended, and our Board approved, Mr. Vishwanath’s election to our Board.

Stockholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate’s name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500

Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption “Shareholder Proposals.”

Communicating with our Board

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Corporate Governance Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Lead Director will serve, subject to availability, as such representative of the independent directors.

Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors (“Outside Directors”). Our Outside Directors are predominantly compensated through stock option and restricted stock awards reflecting the Compensation Committee’s philosophy that director pay should be aligned with the interests of our stockholders. Upon initial election to our Board of Directors, each Outside Director is granted options to purchase 22,500 shares of our common stock. For each regularly scheduled meeting day attended, each Outside Director is granted options to purchase 4,500 shares of our common stock (subject to an annual limit of 22,500 shares) and 600 restricted shares of our common stock (subject to an annual limit of 3,000 shares). At the end of each fiscal year, the Lead Director is granted an additional 1,500 restricted shares of our common stock and each chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee is granted an additional 1,200 restricted shares of our common stock. Stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and vest ratably on an annual basis over four years. Restricted stock grants cliff vest at the end of three years, except that restricted stock grants made before September 2004 cliff vest at the end of five years. Upon a “change-in-control” of Staples (as defined in the respective stock option and restricted stock award agreements), all outstanding unvested stock options and restricted stock would fully vest. Each Outside Director also receives a quarterly payment of $12,500 and is reimbursed for reasonable expenses incurred in attending meetings of our Board of Directors. The chairperson of the Audit Committee receives an additional quarterly payment of $3,750.

It is the Compensation Committee’s goal to maintain a level of Outside Director compensation above the median of companies both within our peer groups as well as similarly-sized companies in general industry. Actual compensation is substantially greater than the median because of the performance of our common stock, which represents a large portion of our Outside Director compensation. Each year, generally at its June meeting, the Compensation Committee reviews an extensive analysis of marketplace practices for outside director pay conducted by management and reviewed by the Compensation Committee’s independent advisor. In 2006, this analysis included data from peer company proxy filings, data from Equilar, Inc., an independent provider of executive and board compensation analyses, and published outside director pay studies, including a study conducted by Hewitt Associates, the Compensation Committee’s independent advisor during our 2006 fiscal year. Based on the results of its 2006 annual review, the Compensation Committee determined to make no changes to Outside Director compensation.

The table below sets forth certain information concerning our 2006 fiscal year compensation of our Outside Directors. Mr. Vishwanath, who joined our Board on March 23, 2007, is not included in the table below. The amounts shown in the Stock Awards and Option Awards columns below represent the accounting expense that we recognized under FASB Statement No. 123(R) during our 2006 fiscal year for awards from prior years and our 2006 fiscal year, not the actual amounts paid to or realized by our Outside Directors during our 2006 fiscal year. The FASB 123(R) amount as of the grant date for stock awards and stock options is generally spread over the number of months of service required for the grant to vest. The FASB 123(R) amount recorded for our directors’ stock and option awards in 2006 is considerably higher than in prior years because we were required to adopt the retirement acceleration provisions of FASB 123(R) in our 2006 fiscal year. Under these provisions, the compensation expense associated with individuals eligible to retire and receive their awards before the stated vesting dates must be accelerated even if such individuals do not intend to retire. All of our Outside Directors other than Ms. Barnes and Mr. Crittenden are currently eligible for accelerated vesting of their stock and option awards granted after June 30, 2004 under our rule of 65, which is described under the caption “Accelerated Vesting of Awards” following the Grants of Plan-Based Awards for 2006 Fiscal Year table elsewhere in this proxy statement. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards. There can be no assurance that the FASB 123(R) amounts listed below will ever be realized by our Outside Directors.

DIRECTOR COMPENSATION FOR 2006 FISCAL YEAR

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Basil L. Anderson^	37,500	18,526	(3)	44,252	(4)	0	0	0		100,278
Brenda C. Barnes	50,000	64,709	(5)	160,350	(6)	0	0	2,376	(23)	277,435
Arthur M. Blank	50,000	54,565	(7)	126,556	(8)	0	0	1,584	(23)	232,705
Mary Elizabeth Burton	50,000	109,575	(9)	260,045	(10)	0	0	2,772	(23)	422,392
Gary L. Crittenden	57,500	52,980	(11)	132,378	(12)	0	0	1,584	(23)	244,442
Richard Currie^^	25,000	224,616	(13)	163,782	(14)	0	0	2,970	(23)	416,368
George Mitchell^^	25,000	170,405	(15)	157,405	(16)	0	0	44,580	(17)	397,390
Rowland T. Moriarty	50,000	109,575	(18)	260,045	(10)	0	0	5,676	(23)	425,296
Robert C. Nakasone	50,000	123,926	(19)	260,045	(10)	0	0	3,234	(23)	437,205
Stephen F. Schuckenbrock^^^	25,000	0	(20)	0	(20)	0	0	0		25,000
Martin Trust	50,000	134,150	(21)	260,045	(10)	0	0	4,686	(23)	448,881
Paul F. Walsh	57,500	135,446	(22)	260,045	(10)	0	0	3,828	(23)	456,819

^       Mr. Anderson became an Outside Director on March 1, 2006 upon his retirement as Vice Chairman of Staples.

^^     Messrs. Currie and Mitchell retired from our Board of Directors on June 6, 2006.

^^^   Mr. Schuckenbrock resigned from our Board of Directors on December 11, 2006.

  (1) All stock awards were awards of restricted stock which vest in full on the third anniversary of the grant date, provided that the director continues to serve as a member of our Board. The shares of restricted stock awarded to a director who meets the age and length of service requirement under our rule of 65 will fully vest upon retirement, should such director retire before the end of the applicable vesting period.

  (2) Each of the options granted vests ratably on an annual basis over a four-year vesting period, provided that the director continues to serve as a member of our Board. The stock options awarded to a director who meets the age and length of service requirement under our rule of 65 will fully vest upon retirement, should such director retire before the end of the applicable vesting period. For options granted prior to May 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after May 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note H to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2006 fiscal year.

  (3) Reflects the 2006 expense associated with an award of 1,800 shares of restricted stock with a FASB 123(R) grant date fair value of $42,552 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006 and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, in each case granted to Mr. Anderson for service on our Board. As of February 3, 2007, Mr. Anderson had 3,000 shares of unvested restricted stock outstanding.

  (4) Reflects the 2006 expense associated with an award of 13,500 stock options with a FASB 123(R) grant date fair value of $102,412 on June 7, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,711 on September 14, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $41,108 on December 14, 2006, in each case granted to Mr. Anderson for service on our Board. As of February 3, 2007, Mr. Anderson had options (vested and unvested) to purchase an aggregate of 408,375 shares of our common stock.

  (5) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Ms. Barnes received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,184 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $15,870 on February 3, 2007. As of February 3, 2007, Ms. Barnes had 13,200 shares of unvested restricted stock outstanding.

  (6) Reflects the 2006 expense associated with stock option awards granted in 2002, 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Ms. Barnes received an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,429 on March 9, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $34,137 on June 7, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,711 on September 14, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $41,108 on December 14, 2006. As of February 3, 2007, Ms. Barnes had options (vested and unvested) to purchase an aggregate of 117,000 shares of our common stock.

  (7) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Blank received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,184 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006. As of February 3, 2007, Mr. Blank had 9,000 shares of unvested restricted stock outstanding.

  (8) Reflects the 2006 expense associated with stock option awards granted in 2002, 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Blank received an award of 4,500 stock options with a FASB 123(R) grant date fair value of $34,137 on June 7, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,711 on September 14, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $41,108 on December 14, 2006. As of February 3, 2007, Mr. Blank had options (vested and unvested) to purchase an aggregate of 99,000 shares of our common stock.

  (9) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Ms. Burton received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $28,368 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006. As of February 3, 2007, Ms. Burton had 15,000 shares of unvested restricted stock outstanding.

(10) Reflects the 2006 expense associated with stock option awards granted in 2002, 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Ms. Burton, Mr. Moriarty, Mr. Nakasone, Mr. Trust and Mr. Walsh each received an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,429 on March 9, 2006, an award of 9,000 stock options with a FASB 123(R) grant date fair value of $68,275 on June 7, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,711 on September 14, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $41,108 on December 14, 2006. As of February 3, 2007, Ms. Burton had options (vested and unvested) to purchase an aggregate of 202,500 shares of our common stock; Mr. Moriarty had options (vested and unvested) to purchase an aggregate of 213,750 shares of our common stock; Mr. Nakasone had options (vested and unvested) to purchase an aggregate of 213,750 shares of our common stock; Mr. Trust had options (vested and unvested) to purchase an aggregate of 230,625 shares of our common stock; and Mr. Walsh had options (vested and unvested) to purchase an aggregate of 213,750 shares of our common stock.

(11) Reflects the 2006 expense associated with awards of restricted stock granted in 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Crittenden received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,184 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, and an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $31,740 on February 3, 2007. As of February 3, 2007, Mr. Crittenden had 10,200 shares of unvested restricted stock outstanding.

(12) Reflects the 2006 expense associated with stock option awards granted in 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Crittenden received an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,429 on March 9, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $34,137 on June 7, 2006, an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,711 on September 14, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $41,108 on December 14, 2006. As of February 3, 2007, Mr. Crittenden had options (vested and unvested) to purchase an aggregate of 81,000 shares of our common stock.

(13) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Currie received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, and an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $28,368 on June 7, 2006. As of February 3, 2007, Mr. Currie did not have any unvested restricted stock outstanding.

(14) Reflects the 2006 expense associated with stock option awards granted in 2002, 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Currie received an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,429 on March 9, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $34,137 on June 7, 2006. As of February 3, 2007, Mr. Currie had options to purchase an aggregate of 54,000 shares of our common stock.

(15) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Mitchell received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,184 on June 7, 2006. As of February 3, 2007, Mr. Mitchell did not have any unvested restricted stock outstanding.

(16) Reflects the 2006 expense associated with stock option awards granted in 2002, 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Mitchell received an award of 4,500 stock options with a FASB 123(R) grant date fair value of $35,429 on March 9, 2006, and an award of 4,500 stock options with a FASB 123(R) grant date fair value of $34,137 on June 7, 2006. As of February 3, 2007, Mr. Mitchell had had options to purchase an aggregate of 49,500 shares of our common stock.

(17) Reflects payment of $37,500 for consulting services provided by Mr. Mitchell to Staples and $7,080 for dividend equivalents on restricted stock.

(18) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Moriarty received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $28,368 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $15,870 on February 3, 2007. As of February 3, 2007, Mr. Moriarty had 15,600 shares of unvested restricted stock outstanding.

(19) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Nakasone received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $28,368 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, and an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $31,740 on February 3, 2007. As of February 3, 2007, Mr. Nakasone had 18,300 shares of unvested restricted stock outstanding.

(20) Mr. Schuckenbrock resigned from our Board of Directors on December 11, 2006. As a result, his stock and option awards were forfeited and no expense was recorded for these awards in 2006.

(21) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Trust received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $28,368 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, and an award of 1,500 shares of restricted stock with a FASB 123(R) grant date fair value of $39,675 on February 3, 2007. As of February 3, 2007, Mr. Trust had 21,000 shares of unvested restricted stock outstanding.

(22) Reflects the 2006 expense associated with awards of restricted stock granted in 2003, 2004, 2005 and 2006. For our 2006 fiscal year, Mr. Walsh received an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,526 on March 9, 2006, an award of 1,200 shares of restricted stock with a FASB 123(R) grant date fair value of $28,368 on June 7, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $14,838 on September 14, 2006, an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $16,524 on December 14, 2006, and an award of 600 shares of restricted stock with a FASB 123(R) grant date fair value of $15,870 on February 3, 2007. As of February 3, 2007, Mr. Walsh had 20,400 shares of unvested restricted stock outstanding.

(23) Reflects payments of dividend equivalents on restricted stock.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter as amended and restated on December 12, 2006, a copy of which is available at the Company’s public web site at www.staples.com in the Corporate Governance section of the About Staples webpage. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market.

The Audit Committee provides independent, objective oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 2006 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards 61 (Communication with Audit Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit related services provided to the Company by the independent registered public accounting firm with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:
Gary L. Crittenden, Chairman
Mary Elizabeth Burton
Paul F. Walsh

Independent Registered Public Accounting Firm’s Fees

In the interest of ensuring our independent registered public accounting firm’s independence, we consider it important to maintain a low ratio of their non-audit fees to their audit fees. In our 2006 fiscal year, this ratio was approximately 0.25:1.

Audit Fees

Ernst & Young LLP billed us an aggregate of approximately $3.4 million and $3.3 million in fiscal years 2006 and 2005, respectively, for professional services rendered in connection with our annual audit, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings and registration statements.

Audit-Related Fees

Ernst & Young LLP billed us an aggregate of approximately $20,000 and $62,000 in fiscal years 2006 and 2005, respectively, for services related to assistance with internal control reporting, acquisition due diligence, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

Tax Fees

Ernst & Young LLP billed us an aggregate of approximately $834,000 and $1.2 million in fiscal years 2006 and 2005, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2006 and 2005, approximately $333,000 and $326,000, respectively, of these fees related to tax compliance.

All Other Fees

Ernst & Young LLP did not bill us in fiscal years 2006 or 2005 for services other than those described above.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2006 and 2005 were approved in accordance with these policies.

Certain Relationships and Related Transactions

Our written Code of Ethics sets forth the general principal that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principal is also reflected in our written Corporate Governance Guidelines and the written materials that we use to educate associates about our conflict of interest guidelines. In addition, pursuant to its written charter, the Nominating and Corporate Governance Committee of our Board of Directors must review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis. If an actual or potential conflict of interest or related party transaction involving one of our executive officers or directors develops for any reason, that individual must immediately report such matter to our General Counsel, who in turn will report such matter to the Nominating and Corporate Governance Committee of our Board of Directors. The Nominating and Corporate Governance Committee will review such matter and make its own determination with respect to the matter or, if appropriate under the circumstances, make a recommendation to our Board of Directors for determination.

There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us or is not likely to raise material conflict of interest issues. Our Code of Ethics provides the following guidelines for certain types of commercial relationships:

•       Executive officers must not work or consult for a company that is one of our vendors or customers, but may serve as a director of such company if (1) such company’s annual sales to or purchases from us are less than 5% of the company’s annual revenues, (2) the executive officer discloses the directorship to our General Counsel, who in turn obtains the approval of our Chief Executive Officer or, in the case of a management director, the Nominating and Corporate Governance Committee of our Board of Directors and (3) the executive officer agrees not to participate in or influence any matter affecting the business relationship or transactions between us and such company.

•       Executive officers and directors must not purchase or maintain a financial interest in a company that is one of our vendors or customers unless (1) the annual sales to or purchases from us are less than 5% of such company’s annual revenues or (2) for a public company, the executive officer’s or director’s ownership interest is both passive and less than 1%, or (3) for a private company, the executive officer’s or director’s ownership interest is both passive and less than 5% and the interest is approved by our Chief Executive Officer, or if the interest is held by our Chief Executive Officer, Chairperson or directors, by the Nominating and Corporate Governance Committee of our Board of Directors.

•       Directors may work or consult for or serve on the board of a company that is one of our vendors or customers if (1) such company’s annual sales to or purchases from us are less than 5% of such company’s annual revenues, (2) the director discloses the position to our General Counsel and the Nominating and Corporate Governance Committee of our Board of Directors and (3) the director agrees not to participate in or influence any matter affecting the business relationship or transactions between us and such company.

In accordance with our Code of Ethics and Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors reviewed and approved each of the following relationships. Senator George J. Mitchell served on our Board of Directors from 1998 until his retirement at our 2006 Annual Meeting of Stockholders. From time to time during Senator Mitchell’s tenure on our Board of Directors, we retained the services of the law firm DLA Piper Rudnick Gray Cary US LLP where Senator Mitchell has served as a partner. During his tenure on our Board, Senator Mitchell provided consulting services to us in return for an annual fee of $75,000 (in addition to his compensation for service on our Board). Following Senator Mitchell’s retirement from our Board, we engaged Senator Mitchell to provide additional consulting services for a period of 6 ½ years for an annual fee of approximately $75,000 that would result in aggregate payments during the service term of approximately $495,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

Our executive compensation program is designed to meet three principal objectives:

•       Attract, retain and reward executive officers who contribute to our long-term success;

•       Align compensation with short- and long-term business objectives; and

•       Motivate and reward high levels of individual and team performance.

These objectives collectively seek to link compensation to overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design and policy development and are reviewed each year by the Compensation Committee of our Board of Directors, which oversees our executive compensation program.

Components of Executive Compensation

The principal components of compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who we refer to collectively as the “named executive officers,” are:

•       Base salary;

•       Performance-based annual cash bonuses;

•       Long-term equity incentives;

•       Retirement and other benefits; and

•       Executive perquisites.

While the Compensation Committee evaluates each of the components listed above, it places greater emphasis on the sum of base salary, performance-based annual cash bonuses and long-term equity incentives rather than any one component because of their combined greater potential to influence our named executive officers’ performance. Throughout this Compensation Discussion and Analysis, we refer to the sum of base salary, performance-based annual cash bonuses and long-term equity incentives as “total direct compensation” and we refer to the sum of base salary and performance-based annual cash bonuses as “total cash compensation.”

The Compensation Committee determined all compensation for each named executive officer for our 2006 fiscal year. As in prior years, the Committee’s decisions regarding executive compensation during our 2006 fiscal year were based primarily upon its assessment of each named executive officer’s leadership performance and potential to enhance long-term stockholder value. The Committee relies upon judgment and not upon rigid guidelines or formulas or short-term changes in our stock price in determining the amount and mix of compensation elements for each named executive officer. Key factors that the Committee considered included the nature and scope of the named executive officers’ responsibilities, their effectiveness in leading our initiatives to increase earnings per share, return on net assets, customer satisfaction and growth, and success in creating a culture of integrity and compliance with applicable law and our ethics policies. For benchmarking purposes, the Committee also reviewed peer group information about the executive compensation levels (including long-term equity incentives) and overall performance at companies that compete with Staples for business and executive talent. Additional information about these peer group companies, which we refer to collectively as our “peer groups,” is provided under the heading “The Compensation Committee’s Processes—Benchmarking.” Based on our ability to retain our executive officers and Staples’ performance, the Committee believes that the executive compensation program’s current mix of compensation components is effective in achieving the program’s objectives.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee generally sets base salaries for the named executive officers at approximately the median (50th percentile) of comparable positions in our peer groups. Changes in base salary are typically considered based on individual performance during our annual performance review process as well as in the event of promotion or change in responsibilities. In March 2006, the Compensation Committee consulted with its independent advisor and reviewed and approved Mr. Sargent’s recommendations for salary increases for the other named executive officers. The increases were generally in line with our budgeted merit increases for all associates of 3.6% of base salary, except in connection with two promotions that occurred during the 2006 fiscal year. Mr. Mahoney was promoted to Vice Chairman and Chief Financial Officer, effective January 30, 2006, and his base salary was increased at that time by 9.7% to $650,000 annually. Mr. Miles was promoted to President and Chief Operating Officer, effective January 30, 2006, and his base salary was increased at that time by 12% to $650,000 annually. The Committee also met in executive session to discuss Mr. Sargent’s 2006 compensation and increased his base salary by 3.6%. The Committee’s decision with respect to Mr. Sargent’s salary increase reflected considerations of his trailing base salary position relative to the peer group medians, the relationship between his salary and those approved for the other named executive officers, and his demonstration of leadership during his tenure as our Chief Executive Officer. As a result of the Committee’s action, Mr. Sargent’s base salary approximates the median of base salaries for Chief Executive Officers in our peer groups. Mr. Sargent’s base salary is approximately 10% of his total annual compensation. In general, the Committee allocates a greater percentage of Mr. Sargent’s total direct compensation to performance-based and equity incentives because Mr. Sargent is uniquely situated to influence our short- and long-term performance.

Performance-Based Annual Cash Bonus

Staples’ stockholder approved Executive Officer Incentive Plan provides cash incentives for our executives to focus on annual financial and operating results and enables our total cash compensation to remain competitive within the marketplace for executive talent. Each named executive officer has a target bonus award for each plan year. Target bonus awards are expressed as a percentage of the actual base salary paid to the named executive officer during that plan year. The percentages are determined by the Compensation Committee based upon the named executive officer’s job level and responsibilities and may vary for different officers or business units. The Compensation Committee generally selects bonus amounts for the named executive officers such that target total cash compensation approximates the median (50th percentile) of comparable positions in our peer groups.

Within 90 days after the beginning of each plan year, the Compensation Committee establishes specific performance objectives for the payment of bonus awards for that plan year. The performance objectives for each plan year are based on one or more of the following measures: sales, earnings per share, return on net assets and customer service levels. The Committee may determine that special one-time or extraordinary gains or losses should or should not be included in the calculation of such measures. In addition, customer service target levels are based on pre-determined tests of customer service levels such as customer comment card statistics, customer relations statistics (e.g., number of customer complaints), and delivery response levels. The Committee believes that the performance objectives established each fiscal year for the Executive Officer Incentive Plan are important in that year to driving sustainable growth and increasing shareholder value. The Compensation Committee believes that actual performance objectives selected constitute confidential commercial or business information, the disclosure of which would adversely affect us.

For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the Compensation Committee for that plan year. For each of the performance objectives that is met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. Under the terms of our Executive Officer Incentive Plan, bonuses are not paid unless we achieve a minimum earnings per share. The maximum bonus award payable to a named executive officer for any plan year is $3 million. In addition, the Compensation Committee presently limits bonus awards to twice a named executive officer’s target bonus award.

Generally in March of each year, the Compensation Committee determines whether the performance objectives for the previous plan year have been achieved.

Each of the named executive officers was eligible to participate in our Executive Officer Incentive Plan during our 2006 fiscal year. In March 2006, the Compensation Committee selected three performance objectives for our 2006 fiscal year which are based on the following three measures: (1) Staples’ earnings per share (weighted at 40% of bonus award); (2) Staples’ return on net assets (weighted at 40% of bonus award); and (3) customer satisfaction (weighted at 20% of bonus award). For named executive officers with specific business unit responsibility, the return on net assets and customer satisfaction goals were based on that specific business unit. In the Committee’s view, the objectives established were challenging, in that they exceeded forecasted performance, and could be achieved only with substantial effort.

Actual bonus payments for our 2006 fiscal year are set forth in the Summary Compensation Table for 2006 Fiscal Year under the heading “Non-Equity Incentive Plan Compensation” and reflect that we (1) exceeded the 2006 earnings per share target, (2) exceeded the 2006 return on net assets target and (3) did not reach the 2006 customer satisfaction target.

Long-Term Equity Incentives

Our long-term equity incentives reward the achievement of long-term business objectives that benefit our stockholders and help us retain a successful and tenured management team. Our executive compensation program has, to a great extent, historically relied on equity components to meet its objectives. We have a long history of granting broad-based equity awards each year. From 1996 to 2005, our equity program for the named executive officers was comprised of stock options and performance accelerated restricted stock with awards based on position and salary grade. In 2006, the Compensation Committee introduced a new equity compensation program for the named executive officers which established a more direct relationship with our performance metrics. Under the new program, the Committee developed a portfolio approach to include a mix of stock options (50% of target equity value), performance share awards (30% of target equity value) and tenure-based restricted stock (20% of target equity value). Target equity value is the annual value of equity typically delivered to executives in similar positions within our peer groups. In the Committee’s view, this approach provides a balance of performance-based incentive and retention value that reflects the mix that generally is extended to executives at other companies in our peer groups and elsewhere. The Committee believes that by replicating the market’s blend of equity award opportunities, we are well positioned to attract and retain the best available executive talent.

The 2006 performance share awards have a three year performance period (2006-2008). Shares of our common stock covered by the performance share awards are only issued at the end of the performance period if applicable performance objectives are met. The payout of shares at the end of the performance period is based on the actual cumulative return on net assets compared to the goal established by the Committee at the beginning of our 2006 fiscal year. Cumulative return on net assets equals the cumulative profit generated across our business units on the capital employed during the performance period calculated in a manner consistent with the method we use for financial planning purposes. Potential share payouts range from zero for below threshold performance up to twice the target award for achievement of the maximum goal set by the Committee. The Committee believes that the specific performance objectives for the 2006-2008 performance share awards are challenging, in that they exceed forecasted performance, and may be attainable only with sustained substantial effort over the three year performance period.

Both stock options and tenure-based restricted stock were granted to our named executive officers in July 2006. In June 2006, the Compensation Committee reviewed and approved the specific awards to be issued and selected a grant date of July 3, 2006. These stock options were granted at the closing price on the date of grant and vest ratably over a four-year period. Tenure-based restricted stock vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Historically, we have granted stock options annually to all eligible associates, generally in July subsequent to review and approval by the Compensation Committee which generally occurs in June of each year. Annual grants of stock options and tenure-based restricted stock awards are awarded around the mid-point of our fiscal year (after our prior year performance appraisal and bonus award processes have been completed) to serve as an additional recognition event that may drive current year and future performance. We do not coordinate the timing of these stock and option awards around the release of material non-public information.

In March 2007, after the end of our 2006 fiscal year, we awarded a retention grant to our Chief Executive Officer under our Amended and Restated 2004 Stock Incentive Plan. The terms and conditions of Mr. Sargent’s grant, including the applicable performance objectives described below, were determined by the Compensation Committee and approved by our Board of Directors. The retention grant consists of 375,000 shares of restricted stock and 375,000 shares underlying a performance share award.

The restricted shares under Mr. Sargent’s retention grant will vest in full at the end of our 2011 fiscal year if Mr. Sargent has continuously worked for us through such date. The restricted shares will vest in full before such date upon Mr. Sargent’s death, disability or termination without cause or if, following a change-in-control of Staples, Mr. Sargent is not offered employment by the surviving corporation under certain conditions or Mr. Sargent is terminated without cause or resigns for good reason within one year of such change-in-control.

The shares underlying Mr. Sargent’s performance share award will be issued only if we achieve certain five year cumulative sales and return on net asset goals at the end of our 2011 fiscal year. Both a minimum sales and a minimum return on net asset goal for the five year period must be met, and a percentage of the total award, ranging from 50% to 100%, will be awarded based upon our sales and return on net assets exceeding such minimum goals. The Compensation Committee and our Board believe that the performance necessary to vest 75% of the performance share award is challenging, in that it reflects an aggressive level of growth and return that, if achieved, will fulfill our long-range plans and can be achieved only with substantial effort, and the performance necessary to vest 100% of the performance share award is highly challenging and, if met, would represent a substantial and aggressive return on investment for our stockholders during such five year period. In order to receive any shares underlying the performance share award, Mr. Sargent must have continuously worked for us through the end of our 2011 fiscal year unless he is terminated before such date due to his death or disability or, following a change-in-control of Staples, Mr. Sargent does not continue his employment with the surviving corporation or is terminated without cause or resigns for good reason within one year of such change-in-control.

Mr. Sargent’s retention grant reflects our executive compensation program’s goal of linking compensation to overall company performance and is consistent with our historic practice of using long-term equity incentives to reward the achievement of long-term business objectives and to help us retain a successful and tenured management team. In deciding to award this retention grant to Mr. Sargent, our Board considered the following additional factors:

•       During Mr. Sargent’s term as Chief Executive Officer, our stock has experienced a compounded annual growth rate of 17.8% over the past five years and 15.1% over the past three years.

•       Mr. Sargent has displayed exceptional leadership during his tenure at Staples and has been instrumental to our extraordinary success.

•       The market for executive talent continues to tighten and become more competitive, significantly increasing the risk that executives of Mr. Sargent’s caliber will be actively recruited by other companies, including our direct competitors, private equity investors and other leading organizations across the retail sector.

•       Companies within general industry have made comparable grants to retain their high-performing Chief Executive Officers.

Retirement and Other Benefits

The Staples Executive Benefits Program is designed to supplement our compensation strategy to attract and retain the most talented executives in the business. It offers choice and is tax effective, innovative and industry competitive. It offers immediate financial security for executives and their families and allows for the ability to build a solid and secure financial future protecting them post-retirement. Our benefits program offerings also are representative of those that often are made available to executives at other companies in our peer groups, and thereby contribute to our ability to attract and retain the highest caliber executive talent.

The Staples Executive Benefits Program consists of the benefits described below. For each plan or policy described below that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each named executive officer.

•       Supplemental Executive Retirement Plan (SERP).   The SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Named executive officers may contribute a total of up to 100% of their base salary and bonus. They receive matching contributions equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions are credited at an interest rate established at the beginning of each year. For 2006, the annual interest rate was equal to 5.44%.

•       Executive Life Insurance Plan.   Our named executive officers, excluding Mr. Miles, are covered by a life insurance plan that provides coverage equal to three times their annual base salary on both a pre-retirement and a post-retirement basis. Mr. Miles is covered by a different insurance plan that we began offering to named executive officers in 2004. The newer plan provides pre-retirement basic life insurance equal to three times annual salary up to a maximum amount of coverage of $1.5 million and post-retirement life insurance coverage of twice the average of the named executive officer’s highest five consecutive years’ base salary to a maximum coverage of $1 million.

•       Long-Term Care Insurance.   This benefit pays $150 per day, adjusted annually, for a maximum of five years and provides coverage while employed and post retirement following age 65, provided the executive has continued premium payments during the interim.

•       Supplemental Long-Term Disability.   If a named executive officer should become disabled and unable to work for a period lasting more than 180 days, this benefit will provide a level of income not covered by our group long-term disability plan. Our group long-term disability plan covers 60% of base salary, up to a maximum base salary of $400,000. The supplemental long-term disability plan extends such coverage generally for an additional $200,000 of base salary. All of the named executive officers, other than Mr. Doody, have elected supplemental long-term disability coverage.

•       Survivor Benefit Plan.   If a named executive officer dies while actively employed by us, his or her beneficiary will receive 100% replacement income (base salary and bonus) for the first year and an additional 50% for each of the following two years.

•       Executive Physical and Registry Program.   This is a company paid physical examination program to enhance awareness and treatment of potential health risks faced by the named executive officers. In addition, this program supports named executive officers and their family members with health resources in the U.S. or while traveling abroad.

Executive Perquisites

Our executive compensation program is relatively free of perquisites, consistent with our egalitarian culture and entrepreneurial spirit. To reinforce this position, the Compensation Committee adopted formal policies in 2004 regarding personal use of our leased aircraft and reimbursement for tax planning services for executive officers. The Committee views our limited executive perquisites as reasonable and competitive.

Under our aircraft policy, our Chief Executive Officer is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our Chief Executive Officer. Subject to prior approval of our Chief Executive Officer and similar compensation treatment, other named executive officers may also use our leased aircraft for personal use. There was no personal use of our leased aircraft during our 2006 fiscal year.

We reimburse each named executive officer, other than our Chief Executive Officer, up to $5,000 each year for tax, estate or financial planning services or advice from a pre-approved list of service providers that must not include our outside auditors. Our Chief Executive Officer is reimbursed up to $50,000 each year for these services. The Compensation Committee annually reviews the amounts paid under this policy for compliance.

The Compensation Committee’s Processes

The Compensation Committee oversees our executive compensation program. The Committee is comprised entirely of independent directors as determined in accordance with its charter, our Corporate Governance Guidelines and applicable NASDAQ Stock Market rules. The Committee operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the About Staples webpage.

The Compensation Committee has established a number of processes to help ensure that our executive compensation program meets the objectives described at the beginning of this Compensation Discussion and Analysis.

Independent Compensation Consultant

During our 2006 fiscal year, the Committee retained Hewitt Associates LLC as an independent advisor reporting to the Committee on executive compensation matters. Hewitt Associates performed services under a written agreement with the Committee. During our 2006 fiscal year, Hewitt Associates provided independent advice and made recommendations on all matters pertaining to compensation of our Chief Executive Officer and advised the Committee on compensation matters for other officers and non-officers as requested by management or the Committee. While Hewitt Associates has acted primarily as advisor to the Committee, they also have provided, with the knowledge and consent of the Compensation Committee, advice and expertise to management on matters to be presented by management to the Compensation Committee. During 2006, Hewitt assisted management by providing salary survey and other market data related to executive and non-executive positions. A representative from Hewitt Associates attended all Compensation Committee meetings during our 2006 fiscal year.

Benchmarking

The Committee reviews executive compensation relative to marketplace norms and practices each year. The Committee evaluates the competitiveness of our total direct compensation relative to a core peer group of eight retail companies and an expanded peer group that includes five additional retailers. In addition, the Committee considers data from a general industry group comprised of between 70 and 79 companies with annual revenues between $15 and $30 billion. The core and expanded peer groups are comprised of the following companies:

Core Retail Peer Group	Expanded Retail Peer Group
Best Buy Co., Inc.	Core Retail Peer Group plus:
Circuit City Stores, Inc.	Autozone, Inc.
The Gap, Inc.	Costco Wholesale Corporation
The Home Depot, Inc.	Kohl’s Corporation
Lowe’s Companies, Inc.	Limited Brands, Inc.
Office Depot, Inc.	Target Corporation
OfficeMax Incorporated
The TJX Companies, Inc.

Throughout this Compensation Discussion and Analysis, we refer to the core retail peer group and expanded retail peer group described above collectively as our “peer groups.”

For our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Committee compares each element of compensation to publicly available data of our peer groups and general industry for executives with comparable positions and responsibilities for the most recent fiscal year. In 2006, based on a review of 2005 fiscal year proxy data, the Committee determined that:

•       Our Chief Executive Officer’s total direct compensation was between the 55th and 68th percentiles across our peer groups and general industry group. Total cash compensation approximated the market median for our peer groups and was at the 36th percentile of our general industry group.

•       Our Chief Financial Officer’s total direct compensation was between the 65th and 74th percentiles across our peer groups and general industry group. Total cash compensation was below median across our peer groups and general industry group. Following his promotion to Vice Chairman in January 2006, however, our Chief Financial Officer’s total cash compensation was at or above market median for our peer groups and general industry group.

•       Our Chief Operating Officer’s total direct compensation was between the 42th and 72nd percentiles across our peer groups and general industry group. Total cash compensation was below the 25th percentile across our peer groups and general industry group.

To ensure that our relative performance is taken into account, the Committee also compared total cash compensation and total equity value delivered for our Chief Executive Officer and our Chief Financial Officer over the most recent three year period relative to the comparative performance of our peer groups on earnings per share, three year average return to shareholders and three year compounded return on invested capital. Equity value delivered is the in-the-money value of stock options, proxy value of restricted stock and long-term incentive payouts over the three year period, regardless of vesting. The Committee reviewed the 2003-2005 performance results relative to our peer groups and found that:

•       Staples’ compounded annual growth rate in earnings per share was at the 44th and 66th percentile of our core retail peer group and expanded retail peer group, respectively.

•       Staples’ three year average return to shareholders was at the 68th and 81st percentile of our core retail peer group and expanded retail peer group, respectively.

•       Staples’ three year return on invested capital was at the 69th and 75th percentile of our core retail peer group and expanded retail peer group, respectively.

Based on such review, the Committee determined that the aggregate of total cash compensation and equity value delivered for our Chief Executive Officer and Chief Financial Officer during such three year period was appropriate in relation to our performance, in that:

•       Our Chief Executive Officer’s cash compensation approximated market median and total equity value delivered was above the 75th percentile of our peer groups.

•       Our Chief Financial Officer’s cash compensation approximated market median and total equity value delivered was above the 90th percentile of our peer groups.

Tally Sheets

The Committee reviews all components of compensation for our Chief Executive Officer and the other named executive officers, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to us of all perquisites and benefits and the actual projected payout obligations under our Supplemental Executive Retirement Plan and under potential retirement, termination, severance, and change-in-control scenarios. A tally sheet detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our named executive officers and reviewed by the Committee in March 2007. Based on this review, the Committee found the total compensation for each of our named executive officers under these various scenarios to be reasonable.

Performance Evaluation

The Nominating and Corporate Governance Committee coordinates the annual performance evaluation of our Chief Executive Officer with the full Board. The evaluation is based on objective criteria, including the performance of the business, accomplishment of reported goals and long-term strategic objectives and the development of management. The evaluation is used by the Compensation Committee in determining our Chief Executive Officer’s compensation.

Input from Management

Certain officers within our human resources department regularly attend Compensation Committee meetings to provide information and recommendations regarding our executive compensation program, including the Executive Vice President of Human Resources, the Vice President of HR Services and Development and the Vice President of Compensation, Benefits and HR Planning. Among other things, these officers present our Chief Executive Officer’s recommendations regarding any change in the base salary, bonus, equity compensation and other benefits of other executive officers and compile other relevant data at the request of the Compensation Committee. The Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our Chief Executive Officer. The Committee generally meets in executive sessions with its independent compensation advisor without any member of management present when discussing compensation matters pertaining to our Chief Executive Officer. The Committee has delegated authority to the Chairman and Chief Executive Officer to grant stock options and restricted stock to non-executive employees out of an annual pool of 600,000 shares, although the Chairman and Chief Executive Officer generally will make such awards subject to the Compensation Committee’s approval at its next quarterly meeting. The annual pool is generally used to facilitate making new hire grants and to reward special accomplishments and achievements of associates between quarterly Compensation Committee meetings. At each quarterly meeting, the Committee will review and, if appropriate, ratify or approve the awards recommended by the Chairman and Chief Executive Officer for the current quarter. Awards from the annual pool made pursuant to the Chairman and Chief Executive Officer’s delegated authority could be granted on dates selected by the Chairman and Chief Executive Officer. Awards from the annual pool recommended by the Chairman and Chief Executive Officer for Committee approval are granted two days following the applicable quarterly Compensation Committee meeting.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

We have not entered into any employment agreements with any of our named executive officers. We have entered into severance benefit agreements with each of our named executive officers, which are described under the heading “Potential Payments Upon Termination or Change-in-Control” later in this proxy statement. During 2006, the Committee retained Hewitt Associates to conduct a competitive and best practice review of our severance benefits, including change-in-control protections. Based on that review, Hewitt Associates suggested minor changes which were adopted by the Committee with respect to future severance agreements.

Stock Ownership Guidelines

Prior to the later of December 7, 2009 or five years after becoming an executive officer, each executive officer must hold shares of our common stock equal in value to at least a defined multiple of his or her salary as follows:

Position	Ownership Level
CEO	5X salary
COO or CFO	4X salary
President, North American Delivery	3X salary
President, U.S. Retail	3X salary
Other executive officers	2X salary

All shares owned outright, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price. Each of the named executive officers met our stock ownership guidelines in our 2006 fiscal year.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a public company’s chief executive officer, chief financial officer and three other most highly-paid executive officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

Cash bonuses paid under the Executive Officer Incentive Plan, which was approved by stockholders at our 2003 Annual Stockholders Meeting, stock options awarded under our stock option plans, which were also approved by stockholders, and the performance share awards introduced in 2006 are performance-based and are potentially deductible for us. Tenure-based restricted stock does not qualify for the performance-based exception to Section 162(m), but the Committee believes that the retention benefit derived outweighs any tax benefit to us.

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with our 2006 fiscal year, we began accounting for stock-based compensation under our Amended and Restated 2004 Equity Incentive Plan and all predecessor plans in accordance with the requirements of FASB Statement No. 123(R).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Brenda C. Barnes, Chairperson
Arthur M. Blank
Mary Elizabeth Burton

SUMMARY COMPENSATION TABLE FOR 2006 FISCAL YEAR

The following table sets forth certain information concerning our 2006 fiscal year compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of Staples at the end of our 2006 fiscal year, who we refer to collectively as the “named executive officers.” Information about the executive compensation for Basil L. Anderson, our former Vice Chairman, is also included because he served as a named executive officer during part of our 2006 fiscal year. Information about Mr. Anderson’s compensation for service on our Board of Directors and its committees following his retirement as our Vice Chairman is included in the Director Compensation for 2006 Fiscal Year table earlier in this proxy statement. The amounts shown in the Stock Awards and Option Awards columns below represent the accounting expense that we recognized under FASB Statement No. 123(R) during our 2006 fiscal year for awards from prior years and our 2006 fiscal year, not the actual amounts paid to or realized by the named executive officers during our 2006 fiscal year. The FASB 123(R) amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in our financial statement reporting for such awards. There can be no assurance that the FASB 123(R) amount will ever be realized by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Ronald L. Sargent, Chairman & Chief Executive Officer	2006	1,070,192	0	7,390,786	(5)	3,290,021	(6)	1,523,018	0	437,018	(7)	13,711,035	(8)
John J. Mahoney, Vice Chairman & Chief Financial Officer	2006	650,435	0	3,487,939	(9)	2,610,511	(10)	554,619	0	178,595	(11)	7,482,099	(12)
Michael A. Miles, President & Chief Operating Officer	2006	650,529	0	2,437,252	(13)	1,434,106	(14)	554,596	0	72,843	(15)	5,149,326	(16)
Joseph G. Doody, President, North American Delivery	2006	504,333	0	1,611,098	(17)	754,174	(18)	447,715	0	118,433	(19)	3,435,753	(20)
Demos Parneros, President, U.S. Stores	2006	500,379	0	1,694,507	(21)	580,290	(22)	306,760	0	90,930	(23)	3,172,866	(24)
Basil L. Anderson, Former Vice Chairman ^	2006	47,346	0	1,202,954	(25)	956,890	(26)	28,876	0	27,669	(27)	2,263,735	(28)

^     Mr. Anderson retired as Vice Chairman on March 1, 2006.

(1)   Reflects the 2006 expense for restricted stock and performance share awards granted to the named executive officers. The fair value of these awards is based on the market price of our common stock on the date of grant. The restricted stock awards vest according to specific schedules, ranging from 16 months to 5 years. The shares of restricted stock awarded to Mr. Mahoney will fully vest upon his retirement under our rule of 65, should he retire before the end of the applicable vesting period. Shares of our common stock covered by the performance share awards are issued at the end of a three year performance period if applicable performance objectives are met, and may be issued before the end of such period in certain circumstances following a change-in-control of Staples that are described under the caption “Accelerated Vesting of Awards” following the Grants of Plan-Based Awards for 2006 Fiscal Year table later in this proxy statement.

(2)   For options granted prior to May 1, 2005, the fair value for these options was estimated as of the date of grant using a Black-Scholes option-pricing model. For stock options granted on or after May 1, 2005, the fair value of each award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note H to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2006 fiscal year. Except for the stock options awarded to Mr. Mahoney in 2006, each of the options vests ratably on an annual basis over a four-year period, provided that the option recipient continues to be employed by us on such dates. The stock options awarded to Mr. Mahoney will fully vest upon his retirement under our rule of 65, should he retire before the end of the applicable vesting period.

(3)   Represents amounts earned under our Executive Officer Incentive Plan for our 2006 fiscal year.

(4)   Information about the named executive officer’s account balance (including any earnings) for our 2006 fiscal year under our Supplemental Executive Retirement Plan (SERP) is set forth in the Nonqualified Deferred Compensation For 2006 Fiscal Year table elsewhere in this proxy statement.

(5)   Reflects the 2006 expense associated with awards of restricted stock in 2004, 2005 and 2006 and a performance share award in 2006.

(6)   Reflects the 2006 expense associated with stock option awards in 2002, 2003, 2004, 2005 and 2006.

(7)   Reflects $121,030 for Executive Life Insurance premiums, $28,903 for Long-Term Disability premiums and $1,555 for Long-Term Care premiums. Also reflects $2,200 and $95,743 that we contributed on a matching basis pursuant to the terms of our 401(k) plan and SERP, respectively. Also reflects the $21,913 of economic benefit provided by the prior premiums paid under the frozen Executive Split Dollar Plan. Also reflects $33,674 for tax preparation services and $132,000 for dividend equivalents on restricted stock.

(8)   Mr. Sargent’s salary and non-equity incentive plan compensation represent approximately 19% of his total compensation reported in the above table.

(9)   Reflects the 2006 expense associated with awards of restricted stock in 2004, 2005 and 2006 and a performance share award in 2006.

(10) Reflects the 2006 expense associated with stock option awards in 2002, 2003, 2004, 2005 and 2006.

(11) Reflects $69,174 for Executive Life Insurance premiums, $8,825 for Long-Term Disability premiums and $1,883 for Long-Term Care premiums. Also reflects $2,200 and $40,394 that we contributed on a matching basis pursuant to the terms of our 401(k) plan and SERP, respectively. Also reflects the $19,485 of economic benefit provided by the prior premiums paid under the frozen Executive Split Dollar Plan. Also reflects $8,584 for tax preparation services and $28,050 for dividend equivalents on restricted stock.

(12) Mr. Mahoney’s salary and non-equity incentive plan compensation represent approximately 16% of his total compensation reported in the above table.

(13) Reflects the 2006 expense associated with awards of restricted stock in 2005 and 2006 and a performance share award in 2006.

(14) Reflects the 2006 expense associated with stock option awards in 2003, 2004, 2005 and 2006.

(15) Reflects $1,817 for Executive Life Insurance premiums, $6,347 for Long-Term Disability premiums and $1,206 for Long-Term Care premiums. Also reflects $2,200 and $40,052 that we contributed on a matching basis pursuant to the terms of our 401(k) plan and SERP, respectively. Also reflects $4,721 for tax preparation services and $16,500 for dividend equivalents on restricted stock.

(16) Mr. Miles’ salary and non-equity incentive plan compensation represent approximately 23% of his total compensation reported in the above table.

(17) Reflects the 2006 expense associated with awards of restricted stock in 2004, 2005 and 2006 and a performance share award in 2006.

(18) Reflects the 2006 expense associated with stock option awards in 2002, 2003, 2004, 2005 and 2006.

(19) Reflects $46,481 for Executive Life Insurance premiums and $1,796 for Long-Term Care premiums. Also reflects $2,200 and $30,464 that we contributed on a matching basis pursuant to the terms of our 401(k) plan and SERP, respectively. Also reflects the $10,751 of economic benefit provided by the prior premiums paid under the frozen Executive Split Dollar Plan. Also reflects $8,584 for tax preparation services and $18,157 for dividend equivalents on restricted stock.

(20) Mr. Doody’s salary and non-equity incentive plan compensation represent approximately 25% of his total compensation reported in the above table.

(21) Reflects the 2006 expense associated with awards of restricted stock in 2004, 2005 and 2006 and a performance share award in 2006.

(22) Reflects the 2006 expense associated with stock option awards in 2002, 2003, 2004, 2005 and 2006.

(23) Reflects $17,749 for Executive Life Insurance premiums, $6,128 for Long-Term Disability premiums and $1,206 for Long-Term Care premiums. Also reflects $2,200 and $29,330 that we contributed on a matching basis pursuant to the terms of our 401(k) plan and SERP, respectively. Also reflects the $4,503 of economic benefit provided by the prior premiums paid under the frozen Executive Split Dollar Plan. Also reflects $5,064 for tax preparation services and $24,750 for dividend equivalents on restricted stock.

(24) Mr. Parneros’ salary and non-equity incentive plan compensation represent approximately 25% of his total compensation reported in the above table.

(25) Reflects the 2006 expense associated with an award of restricted stock in 2005.

(26) Reflects the 2006 expense associated with stock option awards in 2002, 2003, 2004 and 2005.

(27) Reflects $2,826 for Long-Term Care premiums. Also reflects $843 and $15,416 that we contributed on a matching basis pursuant to the terms of our 401(k) plan and SERP, respectively, and reflects $8,584 for tax preparation services.

(28) Mr. Anderson’s salary and non-equity incentive plan compensation represent approximately 3% of his total compensation reported in the above table.

GRANTS OF PLAN-BASED AWARDS FOR 2006 FISCAL YEAR

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for our 2006 fiscal year.

			Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards *			Estimated Future Payouts Under Equity Incentive Plan Awards (1) *			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (2) *	Options (#) (3) *	Awards ($/Sh)	and Option Awards

Ronald L.				133,774	1,337,740	2,675,480
Sargent	1/30/06		12/13/2005				124,200	138,000	276,000				$1,616,670
	7/3/2006		6/5/2006							76,700			$1,879,150
	7/3/2006		6/5/2006								431,250	24.50	$3,390,509
	7/1/2003										525,000			(5)

John J.				48,783	487,826	975,653
Mahoney	1/30/06		12/13/2005				56,700	63,000	126,000				$738,045
	7/3/2006		6/5/2006							41,041			$1,005,505
	7/3/2006		6/5/2006								230,854	24.50	$1,814,512
	7/1/2003										150,000			(5)

Michael A.				48,790	487,897	975,794
Miles	1/30/06		12/13/2005				56,700	63,000	126,000				$738,045
	7/3/2006		6/5/2006							41,041			$1,005,505
	7/3/2006		6/5/2006								230,854	24.50	$1,814,512

Joseph G.				30,260	302,600	605,200
Doody	1/30/06		12/13/2005				33,210	36,900	73,800				$432,284
	7/3/2006		6/5/2006							23,125			$566,563
	7/3/2006		6/5/2006								130,168	24.50	$1,023,120
	7/1/2003										75,000			(5)

Demos				30,023	300,227	600,455
Parneros	1/30/06		12/13/2005				33,210	36,900	73,800				$432,284
	7/3/2006		6/5/2006							23,125			$566,563
	7/3/2006		6/5/2006								130,168	24.50	$1,023,120
	7/1/2003										75,000			(5)
Basil L. Anderson		(4)

*       Equity awards are granted pursuant to our Amended and Restated 2004 Stock Incentive Plan. Non-equity awards are granted pursuant to our Executive Officer Incentive Plan.

(1)   The amounts shown reflect potential shares payable pursuant to the performance share awards for the named executive officers introduced at the beginning of our 2006 fiscal year for the 2006-2008 performance period. The threshold amount is 90% of target and maximum is 200% of target. Performance below threshold results in no payout.

(2)   Unless otherwise noted, the restricted stock awards vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated under certain circumstances. See “Accelerated Vesting of Awards” below. Dividend equivalents will be paid in cash on the shares of restricted stock listed in the table to the same extent and at the same rate that cash dividends are paid on our outstanding shares of common stock. The grant date fair value of the restricted stock awards granted on July 3, 2006 is $24.50 per share.

(3)          The stock options awards vest ratably on an annual basis over a four-year period, provided that the option recipient continues to be employed by us on such dates. The exercisability of the options is accelerated under certain circumstances. See “Accelerated Vesting of Awards” below. The grant date fair value of the option awards granted on July 3, 2006 is approximately $7.86 per share.

(4)          Mr. Anderson retired as our Vice Chairman on March 1, 2006. Mr. Anderson’s equity awards for service on our Board of Directors following his retirement are included in the Director Compensation For 2006 Fiscal Year table elsewhere in this proxy statement.

(5)          On December 20, 2006 we amended these stock options, which were originally granted in July 2003, to increase the per share exercise price from $12.2333 to $12.88. These amendments did not change the accounting fair values of these stock options and, since no consideration was given to the named executive officers in connection with these amendments, we did not recognize any related expense under FASB Statement No. 123(R). Additional information about these amendments is set forth below under the heading “Option Amendments.”

Accelerated Vesting of Awards

Under certain circumstances the vesting or payout of the stock option awards, restricted stock awards and performance share awards may be accelerated. The following vesting or payout circumstances apply to all associates, including the named executive officers, eligible to receive equity awards:

•       Rule of 65.   If the named executive officer retires and the sum the named executive officer’s age (minimum age of 55) and years of service equals or exceeds 65, then all restricted stock and stock option awards granted after June 30, 2004 vest in full. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period.

•       Death or Disability.   All restricted stock and stock option awards vest in full upon the named executive officer’s termination for death or disability. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period.

•       Change-in-Control.   Under our non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options and a discharge without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all outstanding options. Under our restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in the named executive officer not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the named executive officer is terminated without cause (or resigns for good reason). Under our performance share award agreement, a change-in-control would result in the number of shares associated with target performance objectives being issued before the end of the performance period if (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year after the change-in-control, the named executive officer is terminated without cause (or resigns for good reason).

Option Amendments

During the third quarter of 2006, Staples and its Audit Committee, assisted by outside counsel, conducted a review of our historical stock option granting practices during the period from 1997 to the present. Based on the results of the review, we recorded a $10.8 million expense ($8.6 million net of taxes) to reflect the cumulative impact of accounting errors due to the use of incorrect measurement dates, without restating any historical financial statements. We concluded that the use of incorrect measurement dates was not the result of intentional wrongdoing. The stock options that were determined to have incorrect measurement dates include those listed in the Grants of Plan-Based Awards for 2006 Fiscal Year table above with a July 1, 2003 grant date. These are non-qualified stock options granted under our Amended and Restated 1992 Equity Incentive Plan that vest over a four-year period as follows: 25% of the underlying shares vest one year after the date of grant and the remaining 75% of the underlying shares vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the option recipient continues to be employed by us on such dates. The exercisability of these options would be accelerated under certain circumstances involving a change-in-control of Staples. On December 20, 2006, we amended the stock options listed in the Grants of Plan-Based Awards for 2006 Fiscal Year table above with a July 1, 2003 grant date to avoid potential adverse tax consequences by increasing the per share exercise price from $12.2333 (the closing price of our stock on July 1, 2003) to $12.88 (the closing price of our stock on July 10, 2003), in each case adjusted to reflect stock splits.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of the end of our 2006 fiscal year.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald L. Sargent	0		431,250	(2)		24.50	7/3/2016	76,700	(3)	2,028,715	124,200	(4)	3,285,090
	131,250	(5)	393,750	(5)		21.29	6/30/2015	150,000	(6)	3,967,500
	262,500	(7)	262,500	(7)		19.12	7/1/2014
	470,311	(8)	54,689	(8)		12.88	7/31/2013
	525,000	(9)	0			10.6266	8/31/2012
	37,500	(10)	0			13.46	3/31/2012
	1,125,000	(11)	0			11.60	1/3/2012
	412,500	(12)	0			9.7466	8/5/2011
	281,250	(13)	0			9.9583	10/18/2010
	337,500	(14)	0			10.25	7/31/2010
	281,250	(15)	0			9.375	7/6/2010
	337,500	(16)	0			20.625	7/31/2009
	151,875	(17)	0			19.4166	1/31/2009
	1,012,500	(18)	0			15.2778	12/16/2008
	51,875	(19)	0			13.3888	7/31/2008
	202,500	(20)	0			13.3888	7/31/2008
John J. Mahoney	0		230,854	(2)		24.50	7/3/2016	41,041	(3)	1,085,534	56,700	(4)	1,499,715
	37,500	(5)	112,500	(5)		21.29	6/30/2015	67,500	(6)	1,785,375
	75,000	(7)	75,000	(7)		19.12	7/1/2014	60,000	(21)	1,587,000
	134,374	(8)	15,626	(8)		12.88	7/31/2013
	150,000	(9)	0			10.6266	8/31/2012
	150,000	(12)	0			9.7466	8/5/2011
	157,500	(13)	0			9.9583	10/18/2010
	135,000	(14)	0			10.25	7/31/2010
	135,000	(16)	0			20.625	7/31/2009
	675,000	(19)	0			13.3888	7/31/2008
	202,500	(20)	0			13.3888	7/31/2008
Michael A. Miles	0		230,854	(2)		24.50	7/3/2016	41,041	(3)	1,085,534	56,700	(4)	1,499,715
	56,250	(5)	168,750	(5)		21.29	6/30/2015	75,000	(6)	1,983,750
	112,500	(7)	112,500	(7)		19.12	7/1/2014
	187,500	(22)	37,500	(22)		16.2666	10/31/2013
Joseph G. Doody	0		130,168	(2)		24.50	7/3/2016	23,125	(3)	611,656	33,210	(4)	878,405
	18,750	(5)	56,250	(5)		21.29	6/30/2015	37,500	(6)	991,875
	37,500	(7)	37,500	(7)		19.12	7/1/2014
	67,186	(8)	7,814	(8)		12.88	7/31/2013
	75,000	(9)	0			10.6266	8/31/2012
	150,000	(23)	0			13.3333	4/3/2012
	28,700	(12)	0			9.7466	8/5/2011
	7,095	(14)	0			8.0679	7/31/2010
	75,000	(16)	0			20.625	7/31/2009

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Demos Parneros	0		130,168	(2)		24.50	7/3/2016	23,125	(3)	611,656	33,210	(4)	878,405
	18,750	(5)	56,250	(5)		21.29	6/30/2015	37,500	(6)	991,875
	37,500	(7)	37,500	(7)		19.12	7/1/2014
	67,186	(8)	7,814	(8)		12.88	7/31/2013
	75,000	(9)	0			10.6266	8/31/2012
	9,499	(24)	0			13.3533	5/31/2012
	75,000	(25)	0			13.26	5/29/2012
	18,000	(12)	0			9.7466	8/5/2011
	13,500	(13)	0			9.9583	10/18/2010
	1,702	(14)	0			8.0679	7/31/2010
	18,000	(14)	0			10.25	7/31/2010
	13,500	(15)	0			9.375	7/6/2010
	1,648	(26)	0			10.10	4/27/2010
	18,000	(16)	0			20.625	7/31/2009
	27,000	(20)	0			13.3888	7/31/2008
	74,250	(27)	0			6.8518	9/27/2007
Basil L. Anderson*	180,000	(5)	0			21.29
	180,000	(7)	0			19.12
	3,375	(28)	0			13.3333
	22,500	(29)	0			18.6666

*       Mr. Anderson retired as our Vice Chairman on March 1, 2006. Mr. Anderson’s equity awards for service on our Board of Directors following his retirement are included in the Director Compensation For 2006 Fiscal Year table elsewhere in this proxy statement.

(1)          Based on the fair market value of our common stock on February 3, 2007 ($26.45 per share).

(2)          Stock options vest at the rate of 25% per year, with vesting dates of 7/3/2007, 7/3/2008, 7/3/2009 and 7/3/2010.

(3)          Restricted stock award vesting at the rate of 50% two years from grant and 50% three years from grant, with vesting dates of 7/3/2008 and 7/3/2009.

(4)          Threshold payout of performance share award which vests subject to satisfaction of performance objectives for the 2006 through 2008 fiscal years, with a vesting date in March 2009.

(5)          Stock options initially vested at the rate of 25% per year, with vesting dates of 6/30/2006, 6/30/2007, 6/30/2008 and 6/30/2009 and vested in full upon Mr. Anderson’s retirement as our Vice Chairman on 3/1/2006.

(6)          Performance Accelerated Restricted Stock (PARS) Award vests in full in March 2010, subject to full acceleration upon achievement of certain pre-determined earnings growth targets over the 2006 to 2008 fiscal years.

(7)          Stock options initially vested at the rate of 25% per year, with vesting dates of 7/1/2005, 7/1/2006, 7/1/2007 and 7/1/2008 and vested in full upon Mr. Anderson’s retirement as our Vice Chairman on 3/1/2006.

(8)          Stock options vest at the rate of 25% per year on 7/1/2004 and then 2.083% each month beginning 8/1/2004 and ending 7/1/2007.

(9)          Stock options vest at the rate of 25% per year on 8/1/2003 and then 2.083% each month beginning 9/1/2003 and ending 8/1/2006.

(10)   Stock options vest at the rate of 25% per year on 3/1/2003 and then 2.083% each month beginning 4/1/2003 and ending 3/1/2006.

(11)   Stock options vest at the rate of 25% per year on 12/4/2002 and then 2.083% each month beginning 1/4/2003 and ending 12/4/2005.

(12)   Stock options vest at the rate of 25% per year on 7/6/2002 and then 2.083% each month beginning 8/6/2002 and ending 7/6/2005.

(13)   Stock options vest at the rate of 25% per year on 9/18/2001 and then 2.083% each month beginning 10/18/2001 and ending 9/18/2004.

(14)   Stock options vest at the rate of 25% per year on 7/1/2001 and then 2.083% each month beginning 8/1/2001 and ending 7/1/2004. Stock options with a $8.0679 per share exercise price represent a former class of stock subsequently reclassified to our common stock.

(15)   Stock options vest at the rate of 25% per year on 6/6/2001 and then 2.083% each month beginning 7/6/2001 and ending 6/6/2004.

(16)   Stock options vest in full on the third anniversary of the date of grant, with a vesting date of 7/1/2002.

(17)   Stock options vest in full on the third anniversary of the date of grant, with a vesting date of 1/1/2002.

(18)   Stock options vest at the rate of 15% one year from grant, 15% two years from grant, 20% three years from grant, 20% four years from grant and 30% five years from grant, with vesting dates of 11/16/1999, 11/16/2000, 11/16/2001, 11/16/2002 and 11/16/2003.

(19)   Stock options vest at the rate of 15% one year from grant, 15% two years from grant, 20% three years from grant, 20% four years from grant and 30% five years from grant, with vesting dates of 7/1/1999, 7/1/2000, 7/1/2001, 7/1/2002 and 7/1/2003.

(20)   Stock options vest in full on the third anniversary of the date of grant, with a vesting date of 7/1/2001.

(21)   Restricted stock award vesting in full three years from grant, with a vesting date of 9/8/2007.

(22)   Stock options vest the rate of 25% per year on 10/1/2004 and then 2.083% each month beginning 11/1/2004 and ending 10/1/2007.

(23)   Stock options vest at the rate of 25% per year on 3/4/2003 and then 2.083% each month beginning 4/4/2003 and ending 3/4/2006.

(24)   Stock options vest at the rate of 25% per year on 5/1/2003 and then 2.083% each month beginning 6/1/2003 and ending 5/1/2006.

(25)   Stock options vest at the rate of 25% per year on 4/29/2003 and then 2.083% each month beginning 5/29/2003 and ending 4/29/2006.

(26)   Stock options vest at the rate of 25% per year on 3/28/2001 and then 2.083% each month beginning 4/28/2001 and ending 3/28/2004.

(27)   Stock options vest in full on the third anniversary of the date of grant, with a vesting date of 8/28/2000.

(28)   Stock options vest at the rate of 25% per year, with vesting dates of 3/4/2003, 3/4/2004, 3/4/2005 and 3/4/2006.

(29)   Stock options vest at the rate of 25% per year, with vesting dates of 3/3/2000, 3/3/2001, 3/3/2002 and 3/3/2003.

2006 FISCAL YEAR-END OPTION VALUES

As of the end of our 2006 fiscal year, the total value of each of the named executive officers’ unexercised vested and unvested in-the-money options, representing the difference between the applicable exercise price and the fair market value of our common stock on February 3, 2007, are as follows:

Name	Vested	Unvested
Ronald L. Sargent	$73,950,873	$5,538,942
John J. Mahoney	$24,477,746	$1,792,460
Michael A. Miles	$3,024,263	$2,527,418
Joseph G. Doody	$5,484,283	$924,989
Demos Parneros	$6,600,061	$924,989
Basil L. Anderson	$2,467,595	$0	*

*                    Excludes options awarded to Mr. Anderson in connection with service on our Board of Directors and its committees following his retirement as our Vice Chairman, which are included in the Director Compensation For 2006 Fiscal Year table earlier in this proxy statement.

OPTION EXERCISES AND STOCK VESTED DURING 2006 FISCAL YEAR

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during our 2006 fiscal year.

	Option Awards				Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($) (1)		Number of Shares Acquired Upon Vesting (#)		Value Realized on Vesting ($) (2)
Ronald L. Sargent	0		0		600,000	(3)	15,259,500	(4)
John J. Mahoney	0		0		67,500	(5)	1,670,625	(6)
Michael A. Miles	0		0		75,000	(5)	1,856,250	(6)
Joseph G. Doody	196,300	(7)	3,009,510	(7)	82,500	(8)	2,082,825	(9)
Demos Parneros	30,375	(10)	617,588	(10)	112,500	(11)	2,852,625	(12)
Basil L. Anderson	15,000	(13)	192,241	(13)	199,200	(14)	4,888,368	(14)

(1)          Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)          Represents the fair market value of the stock award on the date of vesting.

(3)          Represents 150,000 shares of Performance Accelerated Restricted Stock (PARS) awarded in the 2004 fiscal year which vested in full in March 2006 as a result of achieving our earnings target for the 2005 fiscal year and a restricted stock award of 450,000 shares granted on January 26, 2004, which vested in full on January 26, 2007.

(4)          Represents the aggregate fair market value of a PARS award for 150,000 shares on the date of vesting, March 7, 2006 ($24.75 per share), and a restricted stock award for 450,000 shares on the date of vesting, January 26, 2007 ($25.66 per share).

(5)          Represents PARS awarded in the 2004 fiscal year, which vested in full in March 2006 as a result of achieving our earnings target for the 2005 fiscal year.

(6)          Represents the fair market value ($24.75 per share) of the stock award on the date of vesting, March 7, 2006.

(7)          Represents the aggregate number of shares acquired and the aggregate value realized upon exercise of the following stock option awards:

•       Option to purchase 37,500 shares awarded on June 6, 2000 with an exercise price of $9.375 per share exercised on March 23, 2006 at the fair market value of $25.3048 per share.

•       Option to purchase 75,000 shares awarded on July 1, 2000 with an exercise price of $10.25 per share exercised on March 23, 2006 at the fair market value of $25.3048 per share.

•       Option to purchase 37,500 shares awarded on September 18, 2000 with an exercise price of $9.9583 per share exercised on March 23, 2006 at the fair market value of $25.3048 per share.

•       Option to purchase 46,300 shares awarded on July 6, 2001 with an exercise price of $9.7466 per share exercised on September 20, 2006 at the fair market value of $25.0039 per share.

  (8)   Represents 37,500 shares of PARS awarded in the 2004 fiscal year which vested in full in March 2006 as a result of achieving our earnings target for the 2005 fiscal year and a restricted stock award of 45,000 shares granted on January 26, 2004, which vested in full on January 26, 2007.

  (9)   Represents the aggregate fair market value of a PARS award for 37,500 shares on the date of vesting, March 7, 2006 ($24.75 per share) and a restricted stock award for 45,000 shares on the date of vesting, January 26, 2007 ($25.66 per share).

(10) Represents the aggregate number of shares acquired and the aggregate value realized upon exercise of the following stock option awards:

•       Option to purchase 10,125 shares awarded on August 27, 1996 with an exercise price of $6.1111 per share exercised on September 13, 2006 at the fair market value of $24.50 per share.

•       Option to purchase 20,250 shares awarded on November 1, 1996 with an exercise price of $5.2963 per share exercised on November 17, 2006 at the fair market value of $26.60 per share.

(11) Represents 37,500 shares of PARS awarded in the 2004 fiscal year, which vested in full in March 2006 as a result of achieving our earnings target for the 2005 fiscal year and a restricted stock award for 75,000 shares granted on January 26, 2004, which vested in full on January 26, 2007.

(12) Represents the aggregate fair market value of a PARS award for 37,500 shares on the date of vesting, March 7, 2006 ($24.75 per share) and a restricted stock award for 75,000 shares on the date of vesting, January 26, 2007 ($25.66 per share).

(13) Represents the aggregate number of shares acquired and the aggregate value realized upon exercise of the following stock option awards:

•       Option to purchase 3,750 shares awarded on August 1, 2002 with an exercise price of $10.6266 per share exercised on February 1, 2006 at the fair market value of $23.558 per share.

•       Option to purchase 3,750 shares awarded on July 1, 2003 with an exercise price of $12.2333 per share exercised on February 1, 2006 at the fair market value of $23.558 per share.

•       Option to purchase 3,750 shares awarded on August 1, 2002 with an exercise price of $10.6266 per share exercised on March 1, 2006 at the fair market value of $24.934 per share.

•       Option to purchase 3,750 shares awarded on July 1, 2003 with an exercise price of $12.2333 per share exercised on March 1, 2006 at the fair market value of $24.934 per share.

(14) Represents the aggregate number of shares vesting and the aggregate value realized from the vesting in full of the following awards upon Mr. Anderson’s retirement on March 1, 2006 at the fair market value of $24.54 per share:

•       79,200 shares of PARS awarded on October 1, 2001.

•       60,000 shares of PARS awarded on October 1, 2004.

•       60,000 shares of PARS awarded on October 3, 2005.

PENSION BENEFITS FOR 2006 FISCAL YEAR

Staples does not have a pension plan.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefits	Payments During Last Fiscal Year ($)
Ronald L. Sargent			$0	$0
John J. Mahoney			$0	$0
Michael A. Miles			$0	$0
Joseph G. Doody			$0	$0
Demos Parneros			$0	$0
Basil L. Anderson			$0	$0

NONQUALIFIED DEFERRED COMPENSATION FOR 2006 FISCAL YEAR

The following table sets forth summary information with respect to each of the named executive officers regarding contributions to our Supplemental Executive Retirement Plan (SERP) for our 2006 fiscal year.

Name	Executive Contributions in last FY ($)	Company contributions in last FY ($) *	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Ronald L. Sargent	325,283	95,743	220,211	0	2,237,763
John J. Mahoney	81,171	40,394	76,557	0	831,185
Michael A. Miles	40,284	40,052	7,865	0	195,001
Joseph Doody	543,892	30,464	307,052	0	2,680,370
Demos Parneros	36,871	29,330	22,984	0	337,179
Basil Anderson	338,172	15,416	172,413	148,086	1,484,923

*       These contribution amounts are included in the All Other Compensation column of the Summary Compensation Table.

Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides similar investments to our 401(k) plan which consist of 11 investment options as well as 3 asset allocation portfolios. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions earn interest based on an interest rate established at the beginning of each year. For 2006, the annual interest rate was 5.44%. The matching contributions generally vest based on hours worked during a calendar year and are prorated over five years. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. With the exception of Messrs. Anderson and Miles, all of the named executive officers have been employed by us for more than five years and are therefore fully vested in their SERP balances.

Potential Payments Upon Termination or Change-in-Control.

The tables below show the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on February 2, 2007. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Death or Disability
Ronald L. Sargent
Cash Severance Payment	$0	$0	$5,090,521	$5,090,521	$7,635,781	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$11,535,181	$0	$15,185,281	$11,535,181
SERP Lump Sum Value Payout	$2,237,763	$1,808,428	$2,237,763	$2,237,763	$2,237,763	$2,237,763
Continuation of Benefits	$0	$0	$268,326	$268,326	$403,546	$659,703
Life Insurance Payout	$0	$0	$0	$0	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$4,815,863
Excise and 409A Tax (Grossed-up)	$0	$0	$0	$0	$0	$0
Total	$2,237,763	$1,808,428	$19,131,791	$7,596,610	$25,462,371	$19,248,510

	Retirement or Resignation	Termination for Cause	Termination Without Cause or Resignation for Good Reason	Termination Following Change-in- Control	Death or Disability
John J. Mahoney
Cash Severance Payment	$0	$0	$1,675,213	$2,233,618	$0
Value of Accelerated Vesting of Equity Compensation	$6,038,325	$0	$6,038,325	$7,916,719	$6,250,369
SERP Lump Sum Value Payout	$831,185	$601,785	$831,185	$831,185	$831,185
Continuation of Benefits	$8,559	$8,559	$123,944	$162,818	$0
Life Insurance Payout	$0	$0	$0	$0	$1,951,305
Survivor Death Benefit Payout	$0	$0	$0	$0	$2,276,522
Total	$6,878,069	$610,344	$8,668,667	$11,144,340	$11,309,381
Michael A. Miles
Cash Severance Payment	$0	$0	$1,633,199	$2,177,599	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$7,263,052	$5,596,702
SERP Lump Sum Value Payout	$156,125	$97,813	$156,125	$195,001	$195,001
Continuation of Benefits	$0	$0	$14,436	$19,632	$0
Life Insurance Payout	$0	$0	$0	$0	$1,500,000
Survivor Death Benefit Payout	$0	$0	$0	$0	$2,276,851
Total	$156,125	$97,813	$1,803,760	$9,655,284	$9,568,554
Joseph G. Doody
Cash Severance Payment	$0	$0	$794,928	$1,192,392	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$3,504,525	$2,528,520
SERP Lump Sum Value Payout	$2,680,370	$2,537,731	$2,680,370	$2,680,370	$2,680,370
Continuation of Benefits	$0	$0	$47,323	$71,075	$0
Life Insurance Payout	$0	$0	$0	$0	$1,512,999
Survivor Death Benefit Payout	$0	$0	$0	$0	$1,613,867
Total	$2,680,370	$2,537,731	$3,522,621	$7,448,362	$8,335,756
Demos Parneros
Cash Severance Payment	$0	$0	$803,478	$1,205,216	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$3,504,550	$2,528,545
SERP Lump Sum Value Payout	$337,179	$206,050	$337,179	$337,179	$337,179
Continuation of Benefits	$0	$0	$25,490	$38,335	$0
Life Insurance Payout	$0	$0	$0	$0	$1,501,137
Survivor Death Benefit Payout	$0	$0	$0	$0	$1,601,212
Total	$337,179	$206,050	$1,166,147	$5,085,280	$5,968,073

Retirement or Resignation

If a named executive officer who satisfies the conditions of our rule of 65 retires or resigns, all restricted stock and stock option awards granted to such named executive officer after June 30, 2004 will vest in full. Under our rule of 65, performance share awards held by such named executive officer will not be accelerated upon his retirement or resignation and the share payout, if any, will be based on actual results and occur at the end of the performance period as if he had been employed on such date. A named executive officer who satisfies the conditions of our rule of 65 may exercise any vested options within 3 years of his retirement or resignation. Our rule of 65 is described under the caption “Accelerated Vesting of Awards” following the Grants of Plan-Based Awards for 2006 Fiscal Year table earlier in this proxy statement. Only Mr. Mahoney has met the age and service requirements under our rule of 65. The value of accelerated vesting of equity compensation listed in the table above represents unvested restricted stock and stock option awards held by Mr. Mahoney, and excludes Mr. Mahoney’s unearned shares covered by his performance share awards. The named executive officer’s benefits under our Supplemental Executive Retirement Plan (SERP), which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Mr. Mahoney’s continuation of benefits represents the provision of long-term care coverage beginning at age 65 until his death.

Termination for Cause

In the event of a termination for cause, the named executive officer is entitled to only his SERP contributions and any investment gains on such contributions. The named executive officer is not entitled to our matching contributions under the SERP or any investment gains on such contributions. Mr. Mahoney’s continuation of benefits represents the provision of long-term care coverage beginning at age 65 until his death.

Termination without Cause or Resignation for Good Reason—Severance Benefits Agreements

We have entered into severance benefit agreements with each of the named executive officers that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, copies of which are filed as exhibits to our most recent Annual Report on Form 10-K. In general,

•       a termination will be for cause if the named executive officer has willfully failed to perform his duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and

•       the named executive officer will have good reason to resign if we significantly diminish his authority or responsibilities, reduce his salary or eligibility for bonus and other benefits, or require that he relocate his office more than 50 miles following a change-in-control of Staples.

Under the severance benefits agreements, following our termination of the named executive officer’s employment without cause or the named executive officer’s resignation for good reason:

•       Mr. Sargent is entitled to continuation of salary, bonus and certain health and welfare benefits for 24 months. If Mr. Sargent’s severance payments become subject to additional tax under Section 409A of the Internal Revenue Code, we will reimburse Mr. Sargent for the amount of such tax (and any taxes on such reimbursement).

•       Messrs. Mahoney and Miles are entitled to continuation of salary, bonus and certain health and welfare benefits for 18 months.

•       Messrs. Doody and Parneros are entitled to continuation of salary, bonus and certain health and welfare benefits for 12 months.

In addition, under Mr. Sargent’s severance benefits agreement, if we terminate Mr. Sargent’s employment without cause (but not if Mr. Sargent resigns for good reason), all of his stock options become exercisable in full and any restrictions on the vesting of his restricted stock awards lapse.

The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by Mr. Sargent and Mr. Mahoney, and exclude the unearned shares covered by their performance share awards. Mr. Sargent’s unvested restricted stock and stock option awards are accelerated upon termination without cause pursuant to his severance benefits agreement, and his performance share awards are forfeited upon termination without cause or resignation for good reason. Under our rule of 65, Mr. Mahoney’s unvested restricted stock and stock option awards are accelerated and the share payout, if any, under his performance share awards will be based on actual results and occur at the end of the performance period as if he had been employed throughout such period. Any vested stock options may be exercised by the named executive officer within three years following termination without cause or resignation for good reason. The named executive officer’s benefits under our SERP, which include contributions by us and the named executive officer and any investments gains, generally will be paid in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements. Mr. Sargent’s estimated benefit continuation includes $14,998 in health coverage contributions, $852 in dental coverage contributions and $252,476 in executive life insurance premiums. Mr. Mahoney’s estimated benefit continuation includes $10,887 in health coverage contributions, $737 in dental coverage contributions, $103,761 in executive life insurance premiums and the provision of long-term care coverage beginning at age 65 until his death, the approximate value of which is $8,559. Mr. Miles’ estimated benefit continuation includes $10,974 in health coverage contributions, $737 in dental coverage contributions and $2,725 in executive life insurance premiums. Mr. Doody’s estimated benefit continuation includes $4,523 in health coverage contributions, $227 in dental coverage contributions and $42,573 in executive life insurance premiums. Mr. Parneros’ estimated benefit continuation includes $7,255 in health coverage contributions, $486 in dental coverage contributions and $17,749 in executive life insurance premiums. These estimated benefit continuation amounts are based on the current policies in place and apply a reasonable benefit cost trend.

Termination Following Change-in-Control—Severance Benefits Agreements

Under our severance benefits agreements with the named executive officers, if we terminate the named executive officer’s employment without cause or the named executive officer resigns for good reason within two years following a change-in-control of Staples, the named executive officer would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the named executive officers, copies of which are filed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board of Directors, or our stockholders approve a merger with another entity in which our stockholders fail to own more than 75% of the combined voting power of the surviving entity. Upon a termination following a change-in-control, Mr. Sargent would receive an additional 12 months of salary, bonus, and certain health and welfare benefits, and each other named executive officer would receive an additional six months of salary, bonus and health and welfare benefits. Under the terms of Mr. Sargent’s severance benefits agreement, we will also reimburse Mr. Sargent for any excise tax under section 280G of the Internal Revenue Code and any additional tax under section 409A of the Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change-in-control of Staples. In addition, the vesting or payout of the named executive officers’ restricted stock awards, stock option awards and performance share awards is accelerated following a change-in-control, as described under the caption “Accelerated Vesting of Awards” following the Grants of Plan-Based Awards for 2006 Fiscal Year table earlier in this proxy statement.

The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers and the unearned shares covered by their performance share awards. The named executive officer may exercise any vested options within three years of the termination date under our rule of 65 and otherwise within 6 months of the termination date. The named executive officer’s benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Our Board of Directors may also direct that any benefits under our SERP be distributed within 12 months of the change-in-control and that all participants are fully vested in their accounts. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements. Mr. Sargent’s estimated benefit continuation includes $23,515 in health coverage contributions, $1,317 in dental coverage contributions and $378,714 in executive life insurance premiums. Mr. Mahoney’s estimated benefit continuation includes $14,911 in health coverage contributions, $1,000 in dental coverage contributions, $138,348 in executive life insurance premiums and the provision of long-term care coverage beginning at age 65 until his death, the approximate value of which is $8,559. Mr. Miles’ estimated benefit continuation includes $14,998 in health coverage contributions, $1,000 in dental coverage contributions and $3,634 in life insurance premiums. Mr. Doody’s estimated benefit continuation includes $6,870 in health coverage contributions, $345 in dental coverage contributions and $63,860 in executive life insurance premiums. Mr. Parneros’ estimated benefit continuation includes $10,974 in health coverage contributions, $737 in dental coverage contributions and $26,624 in executive life insurance premiums. These estimated benefit continuation amounts are based on the current policies in place and apply a reasonable benefit cost trend.

Death or Disability

If the termination is due to the named executive officer’s death, his beneficiaries or estate would be entitled to a lump sum payment from our life insurance carrier, payments from our survivor benefit plan and a lump sum payment under our SERP which would include otherwise unvested amounts. Payments under our survivor benefit plan would be made monthly over a period of three years. Mr. Sargent’s life insurance coverage is in the form of a second-to-die policy providing for payments upon his death only if his wife’s death precedes his or occurs at the same time. We have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered. In the event that Mr. Sargent were to die first, we would continue to pay the executive life insurance premiums needed to support the $12,690,000 death benefit.

If the termination is due to the named executive officer’s disability, he would be entitled to receive a distribution from our SERP, which would include otherwise unvested amounts, generally in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. The named executive officer would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the named executive officer’s compensation up to $400,000 for Mr. Doody and up to $600,000 for each of the other named executive officers. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.

Termination due to death or disability would result in vesting acceleration of certain equity awards, which is described under the caption “Accelerated Vesting of Awards” following the Grants of Plan-Based Awards for 2006 Fiscal Year table earlier in this proxy statement. In general, any vested stock options may be exercised by the named executive officer or his estate within one year following termination for death or disability.

Basil Anderson

As a result of Mr. Anderson’s retirement as Vice Chairman of Staples on March 1, 2006, he is entitled to receive a lump sum payment from our 401(k) plan of $72,966 upon reaching the age of 65 or electing to receive such amount earlier. Mr. Anderson will also be paid his balance under our SERP of $1,484,923, in annual installments over a period of years in accordance with his distribution election on file. We will also pay premiums for long-term care insurance for Mr. Anderson beginning at age 65 until his death, the approximate value of which is $23,204.

Agreements Affecting Payments

Each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of February 3, 2007. The equity compensation plans under which we may grant additional equity awards consist of the Amended and Restated 2004 Stock Incentive Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the Amended and Restated International Employee Stock Purchase Plan, and the 1997 United Kingdom Savings Related Share Option Plan.

EQUITY COMPENSATION PLAN INFORMATION AT 2006 FISCAL YEAR END

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (2) (c)
Equity compensation plans approved by security holders	59,260,006	(3)	$16.49	29,889,383	(4)
Equity compensation plans not approved by security holders	146,656	(5)	$13.17	2,191,497	(6)
Total	59,406,662		$16.48	32,080,880

(1)          Weighted-average exercise price calculation excludes outstanding performance share awards and includes restricted stock units that do not have an exercise price. Excluding restricted stock units, the weighted-average exercise price of outstanding options, warrants and rights would be $16.76 for equity compensation plans approved by security holders, $13.17 for equity compensation plans not approved by security holders and $16.75 for all equity compensation plans.

(2)          Does not include up to a maximum of 67,500,000 shares that may become available for issuance under the Amended and Restated 2004 Stock Incentive Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of options or restricted stock awards granted under the Amended and Restated 1992 Equity Incentive Plan (the “1992 Plan”), as provided in the Amended and Restated 2004 Stock Incentive Plan. In addition to being available for future issuance upon exercise of options that may be granted after February 3, 2007, one-half of the total number of shares of common stock covered by the Amended and Restated 2004 Stock Incentive Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(3)          Issued pursuant to our 1987 Stock Option Plan, Amended and Restated 1990 Director Stock Option Plan, Amended and Restated 1992 Equity Incentive Plan and Amended and Restated 2004 Stock Incentive Plan. With respect to these four plans, we continue to grant equity awards only under the Amended and Restated 2004 Stock Incentive Plan. Includes estimated number of shares issuable under performance share awards described under the heading “Long-Term Equity Incentives” in the Compensation Discussion and Analysis section of this proxy statement.

(4)          Includes 3,300,574 shares issuable under our Amended and Restated 1998 Employee Stock Purchase Plan, of which 483,751 shares are issuable in connection with the current offering period that ends on June 30, 2007, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2006 and based on a fair market value of $26.40 per share for our common stock on January 3, 2007 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $26.40 per share on June 30, 2007, additional shares will be issued by us.

(5)          Issued pursuant to our 1997 United Kingdom Company Share Option Plan. We no longer grant equity awards under the 1997 United Kingdom Company Share Option Plan.

(6)          Includes 1,625,803 shares issuable under our 1997 United Kingdom Savings Related Share Option Plan, of which 12,500 shares are issuable in connection with the current outstanding options assuming associates elect to use all of their savings under that plan to purchase our common stock. Includes 779,226 shares issuable under our Amended and Restated International Employee Stock Purchase Plan, of which 83,486 shares are issuable in connection with the current offering period that ends on June 30, 2007, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2006 and based on a fair market value of $26.40 per share for our common stock on January 3, 2007 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $26.40 per share on June 30, 2007, additional shares will be issued by us.

1997 United Kingdom Savings Related Share Option Plan

In August 1997, our Board of Directors adopted the 1997 United Kingdom Savings Related Share Option Plan (the “UK Savings Plan”), pursuant to which an aggregate of 1,687,500 shares of common stock may be issued to eligible associates whose employment relationship with Staples or a participating subsidiary is subject to United Kingdom income tax law. The UK Savings Plan, which was approved by the Department of Inland Revenue of the United Kingdom in December 1997, is designed to encourage eligible associates to save money and purchase shares of our common stock at a discounted price. We filed the UK Savings Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

Each associate, including an officer or director who is also an associate, may participate in the UK Savings Plan, provided he or she is eligible to participate in such plan under applicable United Kingdom tax law and (1) has been employed by us or a participating subsidiary for at least 90 continuous days on the invitation date or (2) is designated by our Board of Directors as an eligible associate.

The UK Savings Plan, which is implemented through invitations, provides eligible associates with the opportunity to make monthly deductions from their pay of between 5 British pounds and 250 British pounds over a three-year period for investment in an interest bearing tax-free account. The associates’ savings are used to purchase our common stock at a discounted price equal to 15% less than the fair market value of our common stock on the invitation date. Subject to limited exceptions, at the end of the three-year period, associates have six months to decide whether to withdraw their savings and guaranteed bonus in cash, purchase our common stock at the discounted price, or buy some of our common stock at the discounted price and keep some of the cash accumulation.

The UK Savings Plan is administered by our Board of Directors and the Compensation Committee of our Board of Directors. Our Board of Directors and our Compensation Committee have the authority to make rules and regulations for the administration of the UK Savings Plan. Pursuant to the terms of the UK Savings Plan, our Board of Directors has appointed the Compensation Committee to administer certain aspects of the UK Savings Plan. Our Board of Directors may at any time amend or terminate the UK Savings Plan as long as the amendment or termination does not prejudice the rights of any participant without the prior consent of such participant. The UK Savings Plan contains provisions relating to the exercise or disposition of options in the event of the illness, disability, retirement, or death of the associate or a change-in-control, reconstruction or winding up of the Company.

As of February 3, 2007, approximately 3,385 associates were eligible to participate in the UK Savings Plan, under which options cannot be granted after August 2007. The purchase of shares under the UK Savings Plan is discretionary, and we cannot now determine the number of shares to be purchased in the future by any particular person or group.

1997 United Kingdom Company Share Option Plan

In August 1997, our Board of Directors adopted the 1997 United Kingdom Company Share Option Plan (the “UK Option Plan”), pursuant to which stock options for up to 1,687,500 shares of our common stock could be granted to our associates and our subsidiaries’ associates, other than executive officers and directors. On June 17, 2004, when our stockholders approved our Amended and Restated 2004 Stock Incentive Plan, we ceased granting stock options under the UK Option Plan. We used the UK Option Plan to compensate associates working in our United Kingdom businesses. Associates working in our United Kingdom businesses were also eligible to receive options under our stockholder-approved equity plans. We filed the UK Option Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

The UK Option Plan was designed to be approved by the United Kingdom’s Department of Inland Revenue so that associates would not be obligated to pay income tax on the difference between the exercise price of the option and fair market value of our common stock at the option’s exercise date. The Department of Inland Revenue approved the UK Option Plan in January 1998. Participants in the UK Option Plan could be granted, in the aggregate over the life of the UK Option Plan, up to 30,000 British pounds of tax-advantaged options. Eligible associates could receive additional non-tax advantaged options under the UK Option Plan.

The UK Option Plan is administered by our Board of Directors. Our Board of Directors is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the UK Option Plan and to interpret the provisions of the UK Option Plan. Our Board of Directors may amend, suspend or terminate the UK Option Plan at any time. As noted above, our Board terminated the UK Option Plan, effective June 17, 2004, with respect to future awards. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the UK Option Plan.

Our Board of Directors or the Compensation Committee selected the recipients of options under the UK Option Plan and determined (1) the number of shares of our common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically 25% on the first anniversary of the date of grant and 2.083% monthly thereafter), (3) the exercise price of options (which may not be less than the fair market value of our common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years). With respect to options granted within the 30,000 British pound limit, preferential tax treatment generally may only be obtained on the exercise of the option if the option is exercised after the third and before the tenth anniversary of the date of grant and more than three years after the previous exercise of an option which has received preferential tax treatment.

Our Board of Directors is required to make appropriate adjustments in connection with the UK Option Plan and any outstanding options under the UK Option Plan to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The UK Option Plan also contains provisions relating to the disposition of options in the event of a merger, consolidation, sale of all or substantially all of the assets, or liquidation of the Company.

As of February 3, 2007, approximately 252 associates have outstanding awards under the UK Option Plan.

Compensation Committee Interlocks and Insider Participation

During our 2006 fiscal year, Ms. Barnes, Mr. Blank, Ms. Burton and Mr. Currie served on the Compensation Committee and were independent directors during such service. Ms. Burton replaced Mr. Currie on the Compensation Committee following his retirement from our Board of Directors at our 2006 Annual Meeting of Stockholders. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee. In addition, none of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by the directors and the executive officers required to file such reports pursuant to Section 16(a) under the Securities Exchange Act of 1934, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of the following: (1) a Form 4 for a grant of restricted stock on February 3, 2007 was filed one day late for each of Ms. Barnes, Mr. Crittenden, Mr. Moriarty, Mr. Nakasone, Mr. Trust and Mr. Walsh; and (2) a Form 5 for Mr. Blank’s purchase of shares of our common stock on each of June 5, 2006, June 6, 2006 and June 7, 2006 was filed on March 9, 2007.

Securities and Exchange Commission Filings

We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission. You may read and copy any document that we file from the Securities and Exchange Commission at its Internet Web site at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2006 fiscal year, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Staples, Inc., 500 Staples Drive, Framingham, MA 01702, telephone (800) 468-7751, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

APPENDIX A

AMENDMENT OF BY-LAWS OF STAPLES, INC.
(PROPOSAL 2)

ARTICLE I

Stockholders

***************

Section 5. Action at a Meeting. Except as otherwise provided by the certificate of incorporation, at any meeting of the stockholders a majority of all shares of stock then issued, outstanding and entitled to vote shall constitute a quorum for the transaction of any business. Though less than a quorum be present, any meeting may without further notice be adjourned to a subsequent date or until a quorum be had, and at any such adjourned meeting any business may be transacted which might have been transacted at the original meeting.

When a quorum is present at any meeting, the affirmative vote of the holders of shares of stock representing a majority of the votes cast on a matter (or if there are two or more classes of stock entitled to vote as a separate class, then in the case of each such class, the holders of shares of stock of that class representing a majority of the votes cast on the matter) shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the certificate of incorporation or the by-laws.

When a quorum is present at any meeting, ~~any election by stockholders shall be determined by a plurality of the votes cast on the election.~~ for the election of directors, a nominee for director shall be elected by the stockholders at such meeting if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as a vote either “for” or “against” that director’s election); provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article I, Section 7 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth business day before the corporation first mails its notice of meeting to the stockholders.

Except as otherwise provided by law or by the certificate of incorporation or by these by-laws, each holder of record of shares of stock entitled to vote on any matter shall have one vote for each such share held of record by him and a proportionate vote for any fractional shares so held by him. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the secretary of the corporation. No proxy shall be voted or acted upon more than three years after its date unless the proxy provides for a longer period of time. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to the exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

***************

A-1

PROXY

STAPLES, INC.
Proxy for the Annual Meeting of Stockholders to be held
on June 11, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, John J. Mahoney and Jack A. VanWoerkom, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Staples, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1435 Brickell Avenue, Miami, Florida, at 4:00 p.m., local time, and at any postponement or adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as to all shares of the undersigned in the manner directed by the undersigned stockholder(s). If no direction is given in the executed proxy, this proxy will be voted for the election of all Director Nominees, for Proposals 2 and 3 and against Proposal 4. Attendance of the undersigned at the meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1.	To elect ten directors to serve for a one-year term expiring at the 2008 Annual Meeting of Stockholders.	☐	☐	☐

Nominees:
01 Basil L. Anderson
02 Arthur M. Blank
03 Mary Elizabeth Burton
04 Gary L. Crittenden
05 Rowland T. Moriarty
06 Robert C. Nakasone
07 Ronald L. Sargent
08 Martin Trust
09 Vijay Vishwanath
10 Paul F. Walsh

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.
		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to Staples’ By-laws to change the voting standard for election of directors in uncontested elections from plurality to majority.	☐	☐	☐
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.
		FOR	AGAINST	ABSTAIN
3.	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐
THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.
		FOR	AGAINST	ABSTAIN
4.	To act on a shareholder proposal on simple majority voting.	☐	☐	☐
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
	Please Mark Here if You Plan to Attend the Annual Meeting		☐

Signature	Signature	Date

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When shares are held by joint owners, both owners should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation or a partnership, an authorized person should sign.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
Internet and telephone voting is available 24 Hours a Day, 7 Days a Week through 11:59 PM Eastern Time the day prior to the annual meeting day.
Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/spls Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.staples.com/annual